Exhibit 4.9

EXECUTION COPY

SUBSCRIPTION AGREEMENT

AMONG

CHINA SUNERGY CO., LTD.,

CEEG (NANJING) PV-TECH CO., LTD.,

THE INVESTORS LISTED HEREIN ON SCHEDULE 1

and

THE GUARANTORS LISTED HEREIN ON SCHEDULE 2

Dated April 4, 2006

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

TABLE OF CONTENTS

		Page
Section 1	INTERPRETATION	1

Section 2	SUBSCRIPTION FOR SERIES B PREFERRED SHARES	8

Section 3	CONDITIONS PRECEDENT TO COMPLETION	9

Section 4	SUBSCRIPTION COMPLETION AND POST-COMPLETION ACTIONS	12

Section 5	OBLIGATIONS OF THE COMPANY BETWEEN EXECUTION AND COMPLETION	14

Section 6	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	16

Section 7	CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS	17

Section 8	ACCESS	18

Section 9	EXPENSES	18

Section 10	TERMINATION	18

Section 11	NOTICES	19

Section 12	MISCELLANEOUS	20

Section 13	GOVERNING LAW AND ARBITRATION	21

Section 1	CORPORATE MATTERS	4

Section 2	AUTHORIZATION AND VALIDITY OF TRANSACTIONS	5

Section 3	LEGAL COMPLIANCE	6

Section 4	OPERATIONS	6

Section 5	ASSETS	8

Section 6	REAL PROPERTY	8

Section 7	INTELLECTUAL PROPERTY RIGHTS	9

Section 8	CONTRACTS AND TRANSACTIONS	12

Section 9	FINANCIAL MATTERS	13

Section 10	ENVIRONMENTAL ISSUES	14

2

Section 11	TAX, RECORDS AND RETURNS	15

Section 12	EMPLOYEES	16

Section 13	CLAIMS AND PROCEEDINGS	17

Section 14	EXCLUSIVITY OF REPRESENTATIONS	17

Section 15	CORPORATE MATTERS	1

Section 16	AUTHORIZATION AND VALIDITY OF TRANSACTIONS	2

Section 17	LEGAL COMPLIANCE	3

Section 18	OPERATIONS	3

SCHEDULES:

SCHEDULE 1	- INVESTORS

SCHEDULE 2	- GUARANTORS

SCHEDULE 3	- PARTICULARS OF THE COMPANY AND NJPV

SCHEDULE 4	- COLLECTIVE WARRANTIES

SCHEDULE 5	- INVESTOR WARRANTIES

SCHEDULE 6	- COMPANY WARRANTIES

SCHEDULE 7	- LIST OF THIRD PARTY CONSENTS AND NOTICES

SCHEDULE 8	- FORM OF OPINION OF THE COMPANY’S BVI COUNSEL

SCHEDULE 9	- LIST OF MATTERS TO BE COVERED BY OPINION OF THE COMPANY’S PRC COUNSEL

SCHEDULE 10	- RESTRUCTURING

SCHEDULE 11	- OWNED PROPERTIES

SCHEDULE 12	- PERSONS SUBJECT TO OFFSHORE EMPLOYMENT AGREEMENT

SCHEDULE 13	- PERSONS SUBJECT TO ONSHORE EMPLOYMENT AGREEMENT

SCHEDULE 14	- CERTAIN INTELLECTUAL PROPERTY CONTRIBUTED BY ZHAO JIAN HUA AND WANG AI HUA

SCHEDULE 15	- CEEG TRADEMARK

3

SCHEDULE 16	- FORM OF PLAN OF USE OF PROCEEDS

EXHIBITS:

EXHIBIT A	- FORM OF SHAREHOLDERS’ AGREEMENT

EXHIBIT B	- FORM OF RESTATED ARTICLES

EXHIBIT C	- FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D	- FORM OF DISCLOSURE SCHEDULE

EXHIBIT E	- FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT F	- FORM OF DEED OF UNDERTAKING

EXHIBIT G	- FORM OF OFFSHORE EMPLOYMENT AGREEMENT

EXHIBIT H	- FORM OF ONSHORE EMPLOYMENT AGREEMENT

EXHIBIT I	- FORM OF CEEG UNDERTAKING

4

EXECUTION COPY

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) made on the 4th day of April, 2006.

AMONG:

(1)	CHINA SUNERGY CO., LTD., a company organized and existing under the laws of the British Virgin Islands (the “BVI”), with its registered address at P.O. Box 3321, Drake Chambers, Road Town, Tortola, the BVI (the “Company”);

(2)	CEEG (NANJING) PV-TECH CO., LTD., a Chinese-foreign equity joint venture limited liability company organized and existing under the laws of the PRC (as defined below), with its registered address at No. 88 Shengtai Road, Nanjing City, Jiangsu Province, the PRC (“NJPV”);

(3)	THE INVESTORS (as defined below) as listed in Schedule 1 hereto; and

(4)	THE GUARANTORS (as defined below) as listed in Schedule 2 hereto.

RECITALS:

(A) The Company is a limited liability company organized and existing under the laws of the BVI. The Company is in the process of acquiring the entire equity interest of NJPV (as defined below). Particulars of the Company and NJPV are as set forth in Schedule 3 hereto.

(B) The Company and the Guarantors desire that the Company allot and issue to the Investors, and the Investors desire to subscribe for, preferred redeemable convertible Series B shares of the Company upon the terms and subject to the conditions set forth herein.

(C) The Company and the Guarantors desire that the Company grant to the EIL (as defined below) the right to subscribe for the Additional Shares (as defined below), in each case upon the terms and subject to the conditions set forth herein.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of a natural person, any other person that is directly or indirectly controlled by such the Subject Person or is a spouse, parent, grandparent, child or grandchild of the Subject Person and (ii) in the case of a Subject Person other than a natural person, any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and includes (x) ownership directly or indirectly of at least 50% of the shares in issue or other equity interests of such person, (y) possession directly or indirectly of at least 50% of the voting power of such person or (z) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Associate” has the meaning attributed to such term in Section 1.01 of Chapter 1 of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited.

“Basic Documents” means this Agreement, the Shareholders’ Agreement, the Restated Articles, the Indemnification Agreement and the Registration Rights Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day on which banks are open for business in Hong Kong and the PRC.

“CEEG” means China Electronic Equipment Co., Ltd., a limited liability company organized and existing under the laws of the PRC.

“CEF” means China Environment Fund 2004, LP, a Cayman Islands exempted limited partnership under the laws of the Cayman Islands, with its registered address at P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands.

“Charter Documents” means, in the case of the Company, the Memorandum and Articles of Association of the Company, in the case of NJPV, the articles of association of NJPV, and in the case of any other Subsidiary, the articles of association of such Subsidiary or similar documents.

“Collective Warranties” means the representations, warranties and undertakings of NJPV and the Guarantors set forth in Schedule 4.

“Company Warranties” means the representations, warranties and undertakings of the Company set forth in Schedule 6.

“EIL” means Exuberance Investment Limited, a company organized and existing under the laws of the BVI, with its registered address at P.O. Box 173, Kingston Chambers, Road Town, Tortola, the BVI, owned by China Harvest Fund, L.P., a Cayman Islands exempted limited partnership, whose general partner is China Renaissance Capital Investment, L.P., a Cayman Islands exempted limited partnership, and whose manager is China Renaissance Capital Investment Inc., a Cayman Islands exempted limited company.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interest.

“Establishment Date” means the date on which NJPV first obtained its business license from SAIC.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange.

“Group” means the Company, NJPV and the Subsidiaries, and “Group Member” means any of them.

“Guarantors” means all the persons set forth in Schedule 2.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards and interpretations thereof approved by the International Accounting Standards Board, including International Accounting Standards and interpretations thereof.

“Indemnification Agreement” means the director indemnification agreement to be entered into by the Company with each of the directors on the Board, the form of which is attached hereto as Exhibit E.

“Intellectual Property” means all patents, trademarks, technology, service marks, registered designs, domain names and utility models, copyrights, inventions, Confidential Information, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Investor Warranties” means the representations, warranties and undertakings of the Investors set forth in Schedule 5.

“Investors” means all the persons set forth in Schedule 1, and “Investor” means any one of them.

“Long Stop Date” means June 30, 2006.

“Offshore Employment Agreement” means the Employment Agreement, in the form of Exhibit G, to be entered into by the Company and certain employees of the Company listed on Schedule 12.

“Onshore Employment Agreement” means the Employment Agreement, in the form of Exhibit H, to be entered into by NJPV and certain employees of NJPV listed on Schedule 13.

“Ordinary Shares” means the ordinary shares, par value US$0.01 in the capital of the Company.

“Party” means any signatory or the signatories to this Agreement.

“Person” means any individual, firm, corporation, partnership, company, trust, association, joint venture, government (or agency or political subdivision thereof) or other entity of any kind, whether or not having separate legal personality and shall, where the context permits, include such person’s, executors, administrators, legal representatives and permitted successors and assignors.

“Plan for Use of Proceeds” means a written plan duly approved and adopted by the Board and shareholders of the Company setting forth the manner in which the Proceeds will be expended, including without limitation the purpose, timing, quantity, payee and other relevant information relating to such expenditures, in form and substance satisfactory to EIL.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall exclude Taiwan and the Hong Kong and Macau Special Administrative Regions.

“Proceeds” means proceeds of the Aggregate Consideration paid by the Investors to the Company upon Subscription Completion.

“Pro Rata Share” means with respect to each Investor, the percentage that such Investor’s Relevant Consideration bears to the Aggregate Consideration.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among the Company, the Investors and the Series A Investor in the form of Exhibit C hereto.

“Related Party” means (i) any Substantial Shareholder, director or Senior Officer of any Group Member, and (ii) any Associate of any Substantial Shareholder, director or Senior Officer of any Group Member.

“Restated Articles” means the amended and restated Memorandum and Articles of Association of the Company, in the form of Exhibit B, to be adopted by the Company prior to Subscription Completion.

“Restructuring” means all actions described on Schedule 10.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAIC” means the State Administration of Industry and Commerce of the PRC or its relevant local branch as appropriate to the context.

“Series A Investor” means PraxCapital Fund II, L.P., a limited partnership organized under the laws of the Cayman Islands.

“Series A Loan” means the loan made by the Company out of the Series A Proceeds to NJPV pursuant to a Loan Agreement dated March 8, 2006 by and between the Company and NJPV, in an amount equal to US$10,000,000.

“Series A Preferred Shares” means the series A redeemable convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Series A Proceeds” means the aggregate proceeds received by the Company from the Series A Investor upon consummation of the Series A Transaction, in the amount of US$10,000,000.

“Series A Transaction” means the purchase by the Series A Investor from the Company and existing shareholders of 128,473 Series A Preferred Shares for an aggregate consideration of US$13,110,400, and related transactions, including but not limited to the Series A Loan.

“Series A Transaction Documents” means the Warrant Purchase Agreement entered into on and as of March 8, 2006 by and among the Series A Investor, the Company, NJPV and the other parties thereto, the Loan Agreement entered into as of March 8, 2006 by and between the Company and NJPV, and other agreements and documents contemplated therein, pursuant to which the Series A Transaction is to be consummated.

“Series B Preferred Shares” means the series B redeemable convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Series B Transaction” means the purchase by the Investors of 239,051 Series B Preferred Shares for an aggregate consideration of US$27,999,948 and related transactions pursuant to the terms of this Agreement and the Basic Documents.

“Shareholders’ Agreement” means the Shareholders’ Agreement, in the form of Exhibit A, to be entered into by the Company, the Investors and the other parties listed therein.

“Subscribed Shares” means such number of Series B Preferred Shares to be subscribed by each of the Investors pursuant to Section 2.1.

“Subscription Completion” means the completion of the subscription of the Subscribed Shares by the Investors.

“Subsidiary” means any other Person in which the Company directly or indirectly holds a majority of the ownership interests, or a majority of the voting power, represented by the Equity Securities of such Person.

“Substantial Shareholder” means a Person who owns of record or beneficially more that five percent of any class of the Company’s Equity Securities.

“Target Completion Date” means the date that is forty-five calendar days after the date of this Agreement or such other date as may be agreed in writing by the Parties.

“US$” or “US Dollars” means United States Dollars, the lawful currency of the United States of America.

“Warranties” means the Collective Warranties, the Company Warranties and the Investor Warranties.

“Yang/Zhang Transfer” means the proposed transfer by Yang Huaijin of his 5% equity interest in NJPV to Zhang Fengming, which equity interest shall be exchanged for shares of the Company by Zhang Fengming as part of the Series A Transaction, and Zhang Fengming’s proposed subsequent transfer of such shares of the Company to a third party.

“2005 Accounts” means the audited consolidated balance sheet of the Group as at November 31, 2005 and the audited consolidated statements of income and cash flows of the Group for the eleven month period ended on November 31, 2005, in each case as audited by Deloitte & Touche, plus the consolidated balance sheet and statements of income and cash flows of the Group for the one month ended on December 31, 2005, in each case as reviewed by Deloitte & Touche, copies of which are annexed hereto and initialed by the Parties for purposes of identification.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
“Additional Investment”	Section 2.3
“Additional Shares”	Section 2.3
“Aggregate Consideration”	Section 2.1
“Agreement”	Preamble
“BVI”	Preamble
“CEEG Trademark”	Section 4.5(a)
“Centre”	Section 13.2(b)
“Company”	Preamble
“Company”	Preamble
“Completion Date”	Section 4.2(a)
“Completion Notice”	Section 4.2(a)
“Completion Notice Date”	Section 4.2(a)
“Confidential Information”	Section 7.1
“Dispute”	Section 13.2(b)
“NJPV”	Preamble
“NJPV Premises”	Section 4.5(c)
“NJPV Structures”	Section 4.5(c)
“NJPV”	Preamble
“NJPV Acquisition”	Schedule 10, Part 1, Step 5
“Proceeds Account”	Section 4.1(b)
“Purchase Price”	Section 2.1
“Relevant Consideration”	Section 2.1
“Representatives”	Section 7.1
“Unfulfilled Conditions”	Section 4.2(b)
“Xinde”	Section 3.1(f)

1.3	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	Share Calculations. In calculations of share numbers, (i) references to a “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and (ii) references to a “non-diluted basis” mean that the calculation is to be made taking into account only Ordinary Shares then in issue.

(b)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(c)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(d)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(e)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(f)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including the Act, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(g)	Successor. References to any government ministry, agency, department or authority shall be construed as references to the duly appointed successor ministry, agency, department or authority of such ministry, agency, department or authority where the context permits.

(h)	References to Documents. References to this Agreement include the Schedules and the Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibits, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(i)	Writing. References to writing include any mode of reproducing words in a legible and non-transitory form.

SECTION 2

SUBSCRIPTION FOR SERIES B PREFERRED SHARES

2.1	Series B Transaction. Upon the terms and subject to the conditions of this Agreement, each Investor hereby subscribes for, and the Company agrees to allot and issue to such Investor at Subscription Completion such number of Subscribed Shares (the “Relevant Subscribed Shares”) equal to the amount of consideration set opposite such Investor’s name in Schedule 1 hereto (the “Relevant Consideration”) divided by a price per Subscribed Share of US$117.1296 (the “Purchase Price”), for an aggregate consideration payable to the Company of US$28 million (the “Aggregate Consideration”). The price per Subscribed Share is predicated on the assumption that the total issued share capital of the Company on a fully diluted basis (including all shares, issuable upon exercise of any and all warrants, options and other convertible instruments issued by the Company) shall be 1,173,913 shares immediately prior to Subscription Completion. If such figure is not correct, the price per Subscribed Share (and thus the number of Series B Preferred Shares to be issued to each Investor for its Relevant Consideration) shall be adjusted such that each Investor will hold the same percentage of the total issued share capital of the Company on a fully diluted basis (including all shares issuable upon exercise of any and all warrants, options and other convertible instruments issued by the Company) as it would have held had such figure been correct.

2.2	Obligations of Investors Several. For the avoidance of doubt, the obligations of each of the Investors under this Agreement are several and not joint. Should any Investor fail to fulfill its obligation to complete subscription of its Relevant Subscribed Shares in accordance with the terms of this Agreement, the Company shall still be obligated to allot and issue to the other Investors their respective Relevant Subscribed Shares in accordance with Section 2.1 at the Purchase Price as if all Investors had fulfilled their respective obligations and subscribed for their respective Relevant Subscribed Shares as of the date on which such other Investors did so.

2.3	Additional Investment. In the event that the Company and NJPV fail to obtain from a PRC-registered commercial bank, within six months after Subscription Completion, a term loan facility capable of being drawn down by NJPV and with a credit limit of at least RMB100 million, each Investor shall have the right, but not the obligation, to purchase up to such additional number of Series B Preferred Shares to be agreed upon by EIL and the Company (the “Additional Shares”) upon such terms as EIL and the Company shall then negotiate in good faith and agree (the “Additional Investment”).

SECTION 3

CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent to Obligations of Investors. The obligation of each Investor to complete the subscription for its Relevant Subscribed Shares is subject to the fulfillment, prior to or simultaneously on the Completion Date (or at the time specified below), of the following conditions, any one or more of which may be waived by EIL:

(a)	the Company having completed Steps 1 through 8 of the Restructuring as set forth in Schedule 10 hereto;

(b)	the Company and the Series A Investor having completed, in respect of the Series A Transaction:

(i)	the Series A Investor’s contribution of the Series A Proceeds to the Company and the Company’s due deposit of such proceeds into a bank account that requires the co-signature of Mr. Lu Tingxiu for any withdrawal; and

(ii)	the extension of the Series A Loan by the Company to NJPV, with the proceeds thereof duly received by NJPV and deposited into NJPV’s corporate bank account;

(c)	one nominee of EIL having been duly elected to the Board;

(d)	all necessary corporate actions having been duly taken to elect one nominee of EIL to the board of directors of NJPV, subject to approval or registration by the relevant Governmental Authority;

(e)	each of the EIL Observer and the CEF Observer (each as defined in the Shareholders’ Agreement) (to the extent that they have been nominated by EIL and CEF, respectively) have been appointed to the Board;

(f)	Nanjing Xinde Assets Management Co., Ltd. (“Xinde”), Mr. Lu Tingxiu and Ms. Huang Yingchun having duly executed in favor of the Company and each Investor a Deed of Undertaking in substantially the same form as Exhibit F hereto;

(g)	the Company having provided to each of the Investors all information relating to the Yang/Zhang Transfer;

(h)	the Investors having received the 2005 Accounts;

(i)	each of the persons listed in Schedule 12 hereto having entered into an Offshore Employment Agreement;

(j)	each of the persons listed in Schedule 13 hereto having entered into an Onshore Employment Agreement;

(k)	the Collective Warranties and the Company Warranties remaining true and correct on such Completion Date as provided in Section 6.5;

(l)	the Company and the Guarantors having performed and complied with all agreements, obligations and conditions contained in the Basic Documents that are required to be performed or complied with by it on or before such Completion Date;

(m)	the Company and the shareholders of the Company having duly attended to and carried out all corporate procedures that are required under the laws of the Company’s jurisdiction of incorporation in connection with the Basic Documents and the transactions contemplated thereby, including without limitation:

(i)	approval by the Board and, to the extent required by the Company Charter Documents or applicable law, the shareholders of the Company of the execution, delivery and performance by the Company of the Basic Documents, the allotment and issuance of the Subscribed Shares and the other transactions contemplated by the Basic Documents to which the Company is a party or which require approval by the Board or the shareholders of the Company; and

(ii)	adoption of the Restated Articles by all necessary action of the Board and the shareholders of the Company and due filing of the Restated Articles with the Registrar of Companies of the BVI;

(n)	the Board and shareholders of the Company having approved a Plan for Use of Proceeds, in substantially the form attached hereto as Schedule 16 hereto;

(o)	CEEG having executed a written undertaking, in substantially the form attached hereto as Exhibit I, that CEEG will continue to guarantee any and all of NJPV’s loan facilities existing as of the Completion Date for at least one year after the Completion Date and take any and all necessary actions such that the aggregate amount of such loan facilities will not be diminished or reduced by any amount or in any form for at least one year after the Completion Date.

(p)	the consents, approvals and filings identified on Schedule 7, having been duly obtained or made;

(q)	there having been since the date of this Agreement (i) no material adverse change in the business, operations, properties, financial position (including without limitation any material increase in provisions), prospects or condition of the Group other than any changes caused by worldwide, national or local economic conditions that impact all industries generally, and (ii) no material change in any relevant laws, regulations or policies in any of the jurisdictions in which any Group Member does business (whether coming into effect prior to, on or after such Completion Date) that materially and adversely affects or is reasonably expected to materially and adversely affect the Group;

(r)	the Company having delivered to the Investors a certificate, dated the Completion Date and signed by an executive officer of the Company, certifying that the conditions set forth in Sections 3.1(a) to 3.1(q) have been satisfied;

(s)	each of the Investors having received all such counterpart originals and certified or other copies of all documents incident to the procedures referred to in Section 3.1(m) as it may reasonably request, including without limitation each of the following, certified by an executive officer of the Company as true, complete and correct copies as of such Completion Date:

(i)	a copy of the resolutions (and all attachments thereto) described in Section 3.1(m);

(ii)	a copy of the resolutions (and all attachments thereto) and all other documents necessary to elect a nominee of EIL to the Board as described in Section 3.1(c);

(iii)	a copy of all items described in Section 3.1(p); or

(iv)	a copy of the register of members of the Company as at such Completion Date;

(t)	the Investors having received an opinion from Conyers Dill & Pearman, BVI counsel to the Company, dated as of the Completion Date, in substantially the form attached as Schedule 8 hereto; and

(u)	the Investors having received an opinion from Dong Fang Hua Yin Law Firm, PRC counsel to the Company, dated as of the Completion Date, covering all the matters specified in Schedule 9 and in form and substance customary for transactions similar in nature to those contemplated hereunder.

3.2	Conditions Precedent to Obligations of the Company. The obligation of the Company to complete the issuance of the Subscribed Shares to each Investor is subject to the fulfillment, prior to or simultaneously at the relevant Subscription Completion, of the following conditions, any of which may be waived by the Company:

(a)	the Investor Warranties with respect to such Investor remaining true and correct on such Completion Date;

(b)	each Investor having performed and complied with all of their obligations under the Basic Documents that are required to be performed or complied with by it on or before the relevant Completion Date, and not otherwise being in material default under any of the provisions of this Agreement;

(c)	such Investor having carried out and attended to all the relevant corporate procedures that are required under laws of its jurisdiction of incorporation in order to complete the transaction contemplated hereby; and

(d)	each of the Basic Documents having been duly executed by such Investor.

3.3	Bring Down of Conditions Precedent. For the avoidance of doubt, the conditions precedent set forth in Section 3.1 must be met or waived by EIL on the Completion Date in accordance with Sections Section 4, and the conditions precedent set forth in Section 3.2 must be met or waived by the Company with respect to each Investor on the Completion Date in accordance with Section 4.

SECTION 4

SUBSCRIPTION COMPLETION AND POST-COMPLETION ACTIONS

4.1	Actions at Subscription Completion. At Subscription Completion,

(a)	the Company shall:

(i)	allot and issue to each Investor its Relevant Subscribed Shares;

(ii)	duly register the Relevant Subscribed Shares in the name of the relevant Investor, in the Company’s register of members;

(iii)	deliver to each Investor a share certificate for its Relevant Subscribed Shares, duly completed in the name of such Investor; and

(iv)	deliver to each Investor a receipt for such Investor’s Relevant Consideration;

(b)	each Investor shall pay its Relevant Consideration by wire transfer to a bank account opened at a bank located outside of the PRC (which for purposes of this Section 4.1(b) shall not include Hong Kong or Taiwan) whose authorized signatories shall include Mr. Lu Tingxiu (the “Proceeds Account”); and

(c)	each of the parties to the Shareholders’ Agreement shall execute and deliver each of the Basic Documents, to the extent that they have not been previously executed and delivered.

4.2	Time of Subscription Completion.

(a)	Upon the completion in full of Steps 1 through 8 as set forth on Schedule 10 hereto, the Company shall notify each Investor via facsimile, or another method of instantaneous communication whereby the receipt of notice can be readily verified, of its intention to effect Subscription Completion (the “Completion Notice”) on the date (the “Completion Date”) that is five Business Days after the date of the receipt of Completion Notice by all Investors (the “Completion Notice Date”).

(b)	To the extent that any condition in Section 3.1 has not been fulfilled as of the Completion Date (each such condition an “Unfulfilled Condition”), EIL may, at its sole option, on behalf of all Investors and without prejudice to any rights of the Investors hereunder and under applicable law:

(i)	terminate this Agreement in accordance with Section 10.2(a); or

(ii)	proceed to Subscription Completion on the condition that the Company, NJPV and the Guarantors will cause those of the Unfulfilled Conditions selected by EIL to be fulfilled within 45 Business Days after the Completion Date.

(c)	Should EIL fail to inform the Company of its decision under Section 4.2(b) within five Business Days after the Completion Notice Date, the Company may terminate this Agreement in accordance with Section 10.2(a).

(d)	Subscription Completion shall take place on the Completion Date, at 5pm, New York time, or at such other time and place as the Parties may agree or as may be determined pursuant to Section 4.4.

4.3	Efforts to Fulfill Completion Conditions. The Parties shall use all reasonable efforts to ensure that all conditions set forth in Section 3.1 shall be fulfilled by the Target Completion Date.

4.4	Actions if Conditions not Fulfilled.

(a)	If the completion of Steps 1 through 8 as set forth in on Schedule 10 hereto shall not have been fulfilled or waived by the Target Completion Date, EIL may, at its sole option, without prejudice to the rights of any Investor hereunder and under applicable law:

(i)	defer Subscription Completion to a later date, provided that such later date shall not be later than the Long Stop Date; or

(ii)	terminate this Agreement in accordance with Section 10.2(a).

(b)	In the event that EIL exercises its option pursuant to Section 4.4(a)(i) and any condition set forth in Section 3.1(a) shall not have been fulfilled or waived by the end of the Long Stop Date (New York City time), this Agreement shall be automatically terminated pursuant to Section 10.2(b).

4.5	Post-Completion Covenants. The Guarantors, the Company and NJPV covenant, jointly and severally, to:

(a)	cause those Unfulfilled Conditions selected by EIL pursuant to Section 4.2(b)(ii) to be fulfilled within 45 Business Days after the Completion Date;

(b)	cause CEEG to duly register the trademark set forth on Schedule 15 hereto (the “CEEG Trademark”) in categories 1 and 9 in the PRC under the PRC Trademark Law, amend (to the extent required by applicable Law) the existing trademark license agreement between CEEG and the Company pursuant to which CEEG has licensed the CEEG Trademark to the Company, and file such agreement (as amended) with the relevant PRC Governmental Authorities;

(c)	cause NJPV to obtain the land use right certificate with respect to the land listed on Schedule 11 hereto (the “NJPV Premises”) within 45 Business Days after the Completion Date and the building ownership certificate with respect to the structures listed on Schedule 11 hereto (the “NJPV Structures”) within 120 Business Days after the Completion Date, in each case duly issued by the relevant PRC Governmental Authorities and fully attesting to NJPV’s lawful rights to own and use the said premises and structures;

(d)	cause NJPV to pass the environmental inspection with respect to NJPV Structures as required by PRC law and procure all relevant certifications within 60 Business Days after the Completion Date;

(e)	cause NJPV to no later than three calendar months after the Completion Date duly pay off all outstanding balances payable to CEEG and any Affiliate of CEEG or NJPV as of the date of this Agreement and collect all outstanding balances receivable from CEEG and any Affiliate of CEEG or NJPV as of the date of this Agreement, except the Series A Loan;

(f)	carry out, and cause Xinde to carry out, Steps 11 through 14 of the Restructuring as set forth in Schedule 10 hereto;

(g)	cause Xinde to carry out each of its responsibilities under the Deed of Undertaking attached as Exhibit F hereto in accordance with the terms thereof; and

(h)	cause the Board to approve a budget, a one-year detailed business plan and a three-year summary business plan for each Group Member within 15 Business Days after the Completion Date.

SECTION 5

OBLIGATIONS OF THE COMPANY BETWEEN EXECUTION AND

COMPLETION

5.1	Notices of Breaches. From the date hereof through to the Completion Date, NJPV shall conduct its business in a manner, and shall otherwise use all reasonable efforts, so as to ensure that the Collective Warranties shall continue to be true and correct on and as of the Completion Date as if made on and as of the Completion Date. NJPV and the Guarantors shall give the Investors prompt notice of any event, condition or circumstance occurring from the date hereof until the Completion Date that would constitute a violation or breach of any Collective Warranty if such Collective Warranty were made as of any date from the date hereof until the Completion Date, or that would constitute a violation or breach of any terms and conditions contained in this Agreement.

5.2	Restrictions on Actions Between Signing and Completion. Neither the Company nor NJPV shall, and the Guarantors hereby jointly and severally guarantee that neither the Company nor NJPV shall, without the prior written consent of EIL, conduct any of the following actions in respect of itself from the date hereof through the Completion Date, other than pursuant to the Series A Transaction Documents or this Agreement:

(a)	sell or otherwise dispose of any material part of its assets (or any interest therein) or contract to do so;

(b)	unless permitted under the terms of this Agreement, appoint any additional directors or otherwise change its key management or personnel;

(c)	change its auditors;

(d)	amend its Charter Documents, except in the case of the Company, the adoption of the Restated Articles and, in the case of NJPV, the adoption of the new articles of association of NJPV in connection with the Restructuring;

(e)	change its financial year end;

(f)	acquire assets with an aggregate value exceeding US$500,000 (or any interest therein) or contract to do so, other than in the ordinary course of its business;

(g)	enter into any arrangement, contract or agreement with any Related Party except on an arm’s length basis and in the ordinary course of business;

(h)	borrow any money from any Related Party except where such loan is unsecured and interest free or such loan subsists at the date of this Agreement;

(i)	lend any money or give any guarantee or indemnity in favor of any party in respect of the performance or obligations of any Related Party or give any financial assistance in any way to any Related Party;

(j)	declare, pay or make any dividend or distribution; or

(k)	issue any securities of any kind other than as permitted pursuant to this Agreement and other than any securities issued in connection with the Series A Transaction.

5.3	Monthly Management Report. NJPV covenants and agrees that, from the date hereof through the Completion Date, NJPV shall deliver to each of the Investors a management report in the form of Schedule 8 to the Shareholders’ Agreement within 20 days after the end of each month.

SECTION 6

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Collective Warranties. NJPV and the Guarantors, acting jointly and severally, hereby represent, warrant and undertake to the Investors in the terms set forth in Schedule 4 and acknowledge that the Investors in entering into this Agreement are relying on such representations, warranties and undertakings.

6.2	Investor Warranties. Each Investor, severally and not jointly, hereby represents, warrants and undertakes to the Company in the terms set forth in Schedule 5 and acknowledges that the Company in entering into this Agreement is relying on such representations, warranties and undertakings.

6.3	Company Warranties. The Company represents, warrants and undertakes to the Investors in the terms set forth in Schedule 6 and acknowledges that the Investors in entering into this Agreement are relying on such representations, warranties and undertakings.

6.4	Knowledge of Claims. The Collective Warranties are given subject to the matters fully and fairly disclosed in the Disclosure Schedule, but no other information relating to the Company, the shareholders of the Company or the Guarantors of which any Investor has actual or constructive knowledge, no other information relating to any Investor of which the Company, NJPV or the Guarantors have actual or constructive knowledge and no investigation by or on behalf of any Investor, the Company or the Guarantors shall prejudice any claim made by any Investor or the Company with respect to each other or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against the Company, NJPV the Guarantors or any Investor that any Investor, the Company or the Guarantors, as the case may be, know or ought to have known or had constructive knowledge of any information (other than as disclosed in the Disclosure Schedule) relating to the circumstances giving rise to such claim.

6.5	Separate and Independent. The Collective Warranties, the Investor Warranties and Company Warranties set forth in each paragraph of Schedule 4, Schedule 5 and Schedule 6, respectively, shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

6.6	Bring-Down to Completion. The Warranties shall be deemed to be repeated as at Subscription Completion as if they were made on and as of such date and all references therein to the date of this Agreement were references to such date.

6.7	Survival of Warranties. All Warranties shall survive the execution and delivery of this Agreement for a period of 24 months.

SECTION 7

CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

7.1	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its respective directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, professional advisors and Affiliates and the respective directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, professional advisors of each such Affiliate (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of EIL and the concerned Party or use any Confidential Information in such manner that is detrimental to EIL or the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 7.1 means, (a) any information concerning the organization, business, technology, finance, transactions or affairs of any Party or any Guarantor or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement and the terms of any of the other Basic Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or any Guarantor or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

7.2	Exceptions. The provisions of Section 7.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)	disclosure by a Party to a Representative; provided that such Representative (i) is under similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; and

(d)	disclosure by the Company to prospective investors in the Company who have entered into a confidentiality agreement with the Company in form and substance to the satisfaction of the Investors.

7.3	Publicity. Except as required by law or by any Governmental Authority or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party.

SECTION 8

ACCESS

8.1	Access. As from the date of this Agreement, the Company shall give to each Investor and its accountants, counsel and agents full access, upon reasonable prior notice and during normal business hours, to the premises and all the books and records of the Group Members and shall instruct the officers and employees of the Group Members to give promptly all information and explanations to such Investor or any such persons as such Investor may reasonably request, provided that the Investor agrees to keep confidential any information so obtained; provided further that the Investor may be excluded from access to any material, records or other information if the Company is prohibited from making such disclosure pursuant to a bona fide agreement with a third party or if such disclosure will jeopardize attorney-client privilege.

SECTION 9

EXPENSES

9.1	Expenses. Each Party shall bear its own costs and the expenses incurred in connection with the preparation and negotiation of this Agreement and the other Basic Documents.

9.2	Stamp Duties, Fees and Expenses. Any stamp duty, capital duty, fees or expenses payable to any Governmental Authority in connection with the issue and allotment of the Subscribed Shares and the Additional Shares pursuant to this Agreement shall be borne by the Company unless applicable laws require otherwise.

SECTION 10

TERMINATION

10.1	Effective Date; Termination. This Agreement shall become effective upon execution hereof by all of the Parties and shall continue in force until terminated in accordance with Section 10.2.

10.2	Events of Termination. This Agreement may be terminated:

(a)	by election of EIL pursuant to Section 4.2(b)(i) or Section 4.4(a)(ii) or by election of the Company pursuant to Section 4.2(c);

(b)	as of the day after the Long Stop Date by operation of Section 4.4(b);

(c)	at any time on or prior to Completion, at the election of any Investor with respect to its subscription of its Relevant Subscribed Shares, if the Company, NJPV or any of the Guarantors has breached any Collective Warranty, any Company Warranty or any other material covenant or agreement of the Company, NJPV or any of the Guarantors contained in this Agreement, which breach cannot be or is not cured within 30 days after being notified in writing of the same;

(d)	at any time on or prior to Subscription Completion, with respect to any Investor at the election of the Company, if such Investor has breached any Investor Warranty, or any other material covenant or agreement of such Investor contained in this Agreement, which breach cannot be or is not cured within 30 days after being notified in writing of the same; provided that upon such termination with respect to such Investor this Agreement shall remain in full force and effect with respect to the other Investors; or

(e)	at any time on or prior to the Subscription Completion, by mutual written consent of the Company and the Investors.

10.3	Effect of Termination.

(a)	In the case of a termination pursuant to Sections 10.2(a), 10.2(c), 10.2(d) and 10.2(e), no Party shall have any rights or claims against any other Party, save for those that expressly survive termination of this Agreement in accordance with the provisions of Section 10.4.

(b)

If this Agreement is terminated in accordance with Section 10.2(b), NJPV shall pay to each Investor within five Business Days thereafter, in cash by wire transfer to an account designated by such Investor, an amount equal to (C * 1.12N – C) where:

C = such Investor’s Relevant Consideration, and

N = a fraction, the numerator of which is the number of calendar days between the date of this Agreement and the Long Stop Date, and the denominator of which is 365.

10.4	Survival. If this Agreement is terminated in accordance with Section 10.2, it shall become void and of no further force and effect, except for the provisions of Section 7, Section 10.3 and Section 13; provided, however, that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

SECTION 11

NOTICES

11.1	Notices. Notices or other communications required to be given by any Party to any other Party pursuant to this Agreement shall be written in English and delivered in person or sent in letter form or by facsimile to the address or facsimile number of such other Party as shown below the signature of such Party on the signature page of this Agreement or to such other address or facsimile number as may from time to time be designated by such other Party through notification to the other Parties.

11.2	Date of Delivery. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery with proof of such delivery;

(b)	Notices given in letter form shall be deemed effectively given on the fifth Business Day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the third Business Day after delivery to an internationally recognized courier service; and

(c)	Notices given by facsimile shall be deemed effectively given on the first Business Day following the date of transmission as indicated on the transmission confirmation slip of the document in question.

SECTION 12

MISCELLANEOUS

12.1	Successors and Assignment. Without the written consent of the other Parties hereto, no Party shall be entitled to assign its rights under this Agreement.

12.2	Further Assurances. The Company, the Investors and each of the Guarantors shall and, so far as it is able, procure that any necessary third party shall, execute all such documents and take all actions necessary or appropriate to give effect to this Agreement and the other Basic Documents.

12.3	Waiver. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.4	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by the Company, NJPV and the Investors.

12.5	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

12.6	Consent to Specific Performance. The Parties declare that it may be impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Party has an adequate remedy at law.

SECTION 13

GOVERNING LAW AND ARBITRATION

13.1	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

13.2	Dispute Resolution.

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Parties a written request for such consultation stating specifically the nature of the Dispute. If within 30 days following the date on which such notice is received the Dispute has not been resolved, the Dispute may be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).

(c)	There shall be three arbitrators. EIL shall appoint one arbitrator and the Company and the Guarantors shall jointly appoint one arbitrator. The third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the Party-appointed arbitrators. If no agreement on such appointment can be reached within 30 days after the appointment of the first arbitrator to be appointed, the Secretary General of the Centre shall make the appointment.

(d)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 13.2, upon agreement by the Centre as provided in the rules of the Centre, the provisions of this Section 13.2 shall prevail.

(e)	Each Party shall cooperate with the other Parties in making full disclosure of and providing complete access to all information and documents requested by the other Parties in connection with such proceedings, subject only to relevance, privilege and any confidentiality obligations binding on such Party.

(f)	The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the winning Party may, at the cost and expenses of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

(g)	Each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section 11. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

(h)	Without prejudice to the provisions contained in this Section 13.2, in order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property or evidence or any other emergency relief in accordance with law from any court of competent jurisdiction, the Centre or the arbitration tribunal pending the final decision or award of the arbitration tribunal.

13.3	During the period when a Dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTION COPY

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE COMPANY:

CHINA SUNERGY CO., LTD.

By:	/s/ Fernando Vila	, its general partner
Name:	Fernando Vila
Title:	Director

Address:	6A, 2272 Hongqiao Road
Shanghai 200336, the PRC
Fax:	(8621) 6237-6709
Attention:	Jeff Yao and Michael Xu

NJPV

CEEG (NANJING) PV-TECH CO., LTD.

By:	/s/ Lu Tingxiu_
Name:	Lu Tingxiu
Title:

Address:	123 Focheng West Road, Jiangning Economic
& Technical Development Zone, Nanjing,
PRC 211100
Fax:

THE INVESTORS

EXUBERANCE INVESTMENT LIMITED

By:	/s/ Mark Qiu
Name:	Mark Qiu
Title:	Director

Address:	c/o: China Renaissance Capital Investment
Suite 305 - 307
St. George’s Building
2 Ice House Street
Tel:	(852) 2521-8013
Fax:	(852) 2521-8023
Attention:	Hung Shih

GERSEC TRUST REG.

By:	/s/ Germano Valle
Name:	Germano Valle
Title:	Trustee

Address:	Meierhostrasse 5
Vaduz FI-9490
Liechtenstein
Tel:	+41 (279) 222-080
Fax:	+41 (279) 222-085
Attention:	Germano Valle

CHINA ENVIRONMENT FUND 2004, LP

By:	/s/ Donald Ye
Name:	Donald Ye
Title:	Director

Address:	Tsinghua Venture Capital Management
Co., Ltd.
A1301 Innovation Plaza
Tsinghua Science Park
Beijing, P.R. China
Tel:	(8610) 6270-5940 x 668
Fax:	(8610) 6270-5920
Attention:	Donald Ye/Alan Bai

THE GUARANTORS:

LU, TINGXIU

/s/ LU TINGXIU

Address:	123 Focheng West Road, Jiangning Economic
& Technical Development Zone, Nanjing,
PRC 211100

HUANG, YINGCHUN

/s/ HUANG YINGCHUN

Address:	123 Focheng West Road, Jiangning Economic
& Technical Development Zone, Nanjing,
PRC 211100

ZHAO, JIANHUA

/s/ ZHAO JIANHUA

Address:	123 Focheng West Road, Jiangning Economic
& Technical Development Zone, Nanjing,
PRC 211100

ZHANG, FENGMING

/s/ ZHANG FENGMING

Address:	123 Focheng West Road, Jiangning Economic
& Technical Development Zone, Nanjing,
PRC 211100

WANG, AIHUA

/s/ WANG AIHUA

Address:	123 Focheng West Road, Jiangning Economic
& Technical Development Zone, Nanjing,
PRC 211100

EXECUTION COPY

SCHEDULE 1

INVESTORS

Name of Investor	Relevant Consideration
Exuberance Investment Limited	US$22.5 million
Gersec Trust Reg.	US$2.5 million
China Environment Fund 2004, LP	US$3 million

SCHEDULE 2

GUARANTORS

Name	Address
Lu, Tingxiu	123 Focheng West Road, Jiangning
Economic & Technical Development
Zone, Nanjing, PRC

Huang, Yingchun	123 Focheng West Road, Jiangning
Economic & Technical Development
Zone, Nanjing, PRC 211100

Zhao, Jianhua	123 Focheng West Road, Jiangning
Economic & Technical Development
Zone, Nanjing, PRC 211100

Zhang, Fengming	123 Focheng West Road, Jiangning
Economic & Technical Development
Zone, Nanjing, PRC 211100

Wang, Aihua	123 Focheng West Road, Jiangning
Economic & Technical Development
Zone, Nanjing, PRC 211100

EXECUTION COPY

SCHEDULE 3

PARTICULARS OF THE COMPANY AND NJPV

PART A - COMPANY

1. Registered office :	The office of Commonwealth Trust Limited, Drake Chambers, Tortola, British Virgin Islands

2. Date of incorporation :	January 27, 2006

3. Incorporation Number :	1007838

4. Place of Incorporation :	British Virgin Islands

5. Directors :	Fernando Rodriguez Vila

6. Secretary :	Company Incorporations Asia Limited

7. Share Capital :	Authorized 50,000 shares of par value US$1.00 each

Issued and paid up: 1 issued share at par value of US$1.00

8. Auditors :	N/A

9. Financial Year End :	N/A

10. Shareholders :

(a) As of the date hereof:

Registered Holder	Beneficial Holder	No. of Shares Held	Type of Shares
PraxCapital Fund II, L.P.	PraxCapital Fund II, L.P.	1	Ordinary Share

        (b) Post completion of the Series A Transaction:

	Shares	%
Ordinary Share
Lu BVI	391,842	33.38%
Huang BVI	212,958	18.14%
Zhao/Wang BVI	203,040	17.30%
Zhang BVI	237,600	20.24%

Total Ordinary Shares	1,045,440	89.06%

Option & Warrant

Total option & warrant	0

Series A Preferred Shares

PraxCapital Fund II, LP	128,473	10.94%

Total Series A Preferred Shares	128,473	10.94%

Reserved for ESOP		0.00%
fully diluted post Series A Transaction	1,173,913	100.00%

        (c) Post completion of the Series B Transaction:

	Shares	%
Ordinary Share
Lu BVI	391,842	27.73%
Huang BVI	212,958	15.07%
Zhao/Wang BVI	203,040	14.37%
Zhang BVI	237,600	16.82%
Total Ordinary Shares	1,045,440	73.99%

Option & Warrant

Total option & warrant	0

Series A Preferred Shares
PraxCapital Fund II, LP	128,473	9.09%

Total Series A	128,473	9.09%

Series B Preferred Shares
Exuberance Investment Limited	192,095	13.60%
Gersec Trust Reg.	21,344	1.51%
China Environmental Fund 2004 LP	25,612	1.81%

Total Series B Preferred Shares	239,051	16.92%

Reserved for ESOP		0.00%

fully diluted post Series B
Transaction	1,412,964	100.00%

EXECUTION COPY

PART B – NJPV

A.	Before the Execution of this Agreement

1.	Registered office:	No. 88 Shengtai Road, Nanjing City, Jiangsu Province, the PRC

2.	Date of incorporation:	August 2, 2004

	Incorporation Number:	Qi He Su Ning Zong Zi No. 007228

3.	Directors:	Lu, Tingxiu; Yin, Guangyou; Zhao, Jianhua; Zhang, Fengming; Guo, Hongjian; Zhu, Minglong; Zhang, Huaibin; Xu, Chengrong; and Xue, Jun

4.	Secretary:	N/A

5.	Registered Capital:	US$10,800,000.00

6.	All outstanding equity holders of NJPV and the amount of equity interest held by each such equity interest holder as of Date Hereof:

Registered Capital of NJPV (USD)	Shareholders	Equity Interest (Percentage)	Notes
10,800,000.00	Nanjing Xinde Assets Management Co., Ltd.	56%
	Zhao Jianhua	15%
	Zhang Fengming	24%
	Wang Aihua	5%

7.	Auditors:	Yang Zhong Zheng Xin Accounting Firm; Deloitte Touche

8.	Financial Year End:	December 31

B.	As of Subscription Completion

1.	Registered office:	No. 88 Shengtai Road, Nanjing City, Jiangsu Province, the PRC

2.	Date of incorporation:	August 2, 2004

	Incorporation Number:	Qi He Su Ning Zong Zi No. 007228

3.	Directors:	Lu, Tingxiu; Yin, Guangyou; Zhao, Jianhua; Zhang, Fengming; Guo, Hongjian; Zhu, Minglong; Zhang, Huaibin; Xu, Chengrong; and Xue, Jun

4.	Secretary:	N/A

5.	Registered Capital:	US$10,800,000.00

6.	All outstanding equity holders of NJPV and the amount of equity interest held by each such equity interest holder as of Date Hereof:

Registered Capital of NJPV (USD)	Shareholders	Equity Interest (Percentage)	Notes
10,800,000.00	China Sunergy Co., Ltd.	100%

7.	Auditors:	Yang Zhong Zheng Xin Accounting Firm; Deloitte Touche

8.	Financial Year End:	December 31

2

EXECUTION COPY

SCHEDULE 4

COLLECTIVE WARRANTIES

Definitions and Interpretations

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

“Accounts” means the audited consolidated balance sheet of the Group as at November 31, 2005 and the audited consolidated statements of income and cash flows of the Group for the six month period ended on November 31, 2005, in each case as audited by Deloitte & Touche, plus the consolidated balance sheet and statements of income and cash flows of the Group for the one month period ended on December 31, 2005, in each case as reviewed by Deloitte and Touche, copies of which are annexed hereto and initialed by the Parties for purposes of identification.

“Accounts Date” means November 31, 2005.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including without limitation all rights in respect of Contracts, all Intellectual Property and Equipment, but excluding rights in respect of real property.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, which are currently subsisting and not be terminated or completed.

“Current Properties” means all land and premises currently used by any Group Member or under the present ownership, occupation, construction or control of any Group Member and shall include the Properties.

“Development Control Laws” includes any Law from time to time in effect relating to or regulating town and country planning, building, development and/or use of property.

“Disclosed” means fully and fairly disclosed by the Company in this Schedule 4 and in the Disclosure Schedule.

“Disclosure Schedule” means the disclosure schedule to be provided by the Company to the Investors on even date herewith in the form satisfactory to EIL and attached hereto as Exhibit D.

“Encumbrance” means (i) any mortgage, charge, pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use.

“Environment” means all or any of the following media, namely, air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground.

“Environmental Laws” means all and any Laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the Environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of Hazardous Substances.

“Environmental License” means any Permit, that may be required by any Environmental Law.

“Equipment” means all the plant and machinery, tools and equipment, vehicles and office furniture, computer equipment and accessories and other tangible assets.

“Financial Encumbrances” include any Encumbrance granted or agreed to be granted over or in respect of the Owned Property.

“Former Properties” means all land and premises previously used by any Group Member or previously owned, occupied, controlled or developed by any Group Member and shall exclude the Current Properties.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or self-regulating body, in each case having competent jurisdiction.

“Hazardous Substance” means all substances of whatever description which may cause or have a harmful effect on the Environment or the health of man or any other living organism including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances.

“Knowledge of NJPV and the Guarantors” means the actual or constructive knowledge that would have been acquired after due inquiry of each of Lu, Tingxiu; Zhao, Jianhua; Zhang, Fengming; Wang, Aihua; Guo Shiliang, Zhu Zhiping, each of the Guarantors, each member of the board of directors of NJPV and each officer of each Group Member at or above the level of vice president.

“Law” shall include all applicable judgments, injunctions, awards, decrees, notice or directive and all applicable laws, regulations, rules and orders of any Governmental Authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

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“Liabilities” means all indebtedness and other liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of the Group.

“Management Accounts” means the unaudited combined balance sheet of the Company or any of the Guarantors as at the Management Accounts Date and the monthly unaudited combined statement of income of the Group for the monthly period ending on such date.

“Management Accounts Date” means February 28, 2006.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, results of operations, properties or assets of the Group Members, taken as a whole.

“Obligations” include covenants, conditions, agreements, stipulations, restrictions, contractual requirements or other obligations (whether positive or negative) of a similar nature.

“Owned Properties” means the real properties currently owned, used or possessed by any Group Member, short particulars of which are set out in Schedule 11.

“Permits” means all permits, approvals, authorizations, franchises and licenses from, and all registrations with, any Governmental Authority.

“Permitted Liens” means (i) liens for taxes not yet delinquent or the validity of which are being contested and (ii) liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such liens and (y) were not incurred in connection with the borrowing of money in an aggregate amount that exceeds US$25,000.

“Related Party” means, with respect to a company, (i) any shareholder of such company, (ii) any director of such company, (iii) any officer of such company, (iv) any Affiliate of a shareholder, director or officer of such company, (v) any Person in which any shareholder, director or officer of such company has any interest, other than a passive shareholding of less than five percent (5%) in a publicly listed company, and (vi) any other Affiliate of such company or of a shareholder or director of such company.

“Rights” include any easement, way leave, license, quasi-easement, privilege, contractual right or other rights of a similar nature.

“Tax” means all forms of taxation, estate, duties, deductions, withholdings, duties, imposts, levies, fees, charges and rates imposed, levied, collected, withheld or assessed by any Governmental Authority in the PRC or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith.

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“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto, in each case, the value of which is contingent upon the maintenance of confidentiality thereof.

Any reference to any matter “adversely affecting” the Owned Properties means any matter adversely affecting the title to the Owned Properties or their marketability, value, use or enjoyment.

Any reference to the Owned Properties shall be deemed to include reference to each of them and each and every part of them.

For purposes of this Schedule 4 only, unless specifically stated to the contrary, references to “Group Member” or “Group” shall exclude the Company.

SECTION 1

CORPORATE MATTERS

1.1	Organization, Good Standing and Qualification of the Group Members. Each Group Member has been duly incorporated and organized, and is validly existing in good standing, under the laws of its place of incorporation. Each Group Member has the corporate power and authority to own and operate its Assets and to carry on its business as currently conducted and proposed to be conducted.

1.2	Qualification. Each Group Member is duly qualified or licensed to do business in the jurisdiction in which such Group Member currently conducts business that requires such qualification or licensing.

1.3	Charter Documents. The copies of the charter documents (having attached thereto copies of all such resolutions as are by law required to be attached thereto and all amendments made to date) of each Group Member that have been delivered to the Investors are true and complete. All legal and procedural requirements and other formalities concerning such charter documents have been duly and properly complied with.

1.4	Capitalization and Other Particulars of the Group Member. The particulars of the share capital or registered capital, as the case may be, and the other particulars of each Group Member, set forth in Schedule 3 of this Agreement are true, complete and correct. The entire equity interest of NJPV is free and clear from all Encumbrances.

1.5	Options, Warrants and Reserved Shares. There are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from any Group Member of any shares in the capital stock or registered capital of any Group Member or any securities convertible into or ultimately exchangeable or exercisable for any shares of capital stock or registered capital of any Group Member, and, other than as required by law or its own constitutional documents, no shares in the capital stock or registered capital of any Group Member, or share or registered capital issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by any Group Member, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of any Group Member or any other Person), pursuant to any agreement or commitment of any Group Member.

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1.6	Subscribed Shares and Additional Shares. The Subscribed Shares will, immediately following Subscription Completion, be free and clear from all Encumbrances. The Additional Shares will, immediately following the completion of the Additional Investment, be free and clear from all Encumbrance.

1.7	Corporate Records. The statutory books, minute books and register of members of each Group Member have been properly and accurately maintained and contain full and accurate records of all resolutions passed by the directors and the shareholders of each Group Member and all issuances and transfers of shares, registered capital or other securities of each Group Member. All returns, particulars, resolutions and other documents required to be filed or registered with or delivered to any Governmental Authority in respect of any Group Member have been properly filed, registered or delivered.

SECTION 2

AUTHORIZATION AND VALIDITY OF TRANSACTIONS

2.1	Authorization. Each Group Member has the corporate power and authority to execute, deliver and perform this Agreement to which it is a party. All corporate action on the part of each Group Member necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement, the authorization, issuance and delivery of the Subscribed Shares and the filing of the Restated Articles has been taken or will be taken prior to Subscription Completion.

2.2	Enforceability. This Agreement is, and each other Basic Document to which a Group Member or the other parties thereto is a party will when executed be, a valid and binding obligation of such Person, enforceable against such Group Member and, to the Knowledge of NJPV and the Guarantors, such other parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

2.3	Consents and Approvals. Except as set forth on Schedule 7 hereto, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person or pursuant to any contract binding on any Group Member, the Guarantors or the shareholders of any Group Member or to which any Group Member, the Guarantors or the shareholders of any Group Member or their respective assets are subject or bound is required in connection with the execution, delivery and performance by each Group Member, the Guarantors and, to the Knowledge of NJPV and the Guarantors, the other parties to this Agreement and the other Basic Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

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2.4	No Breach. The execution and delivery by NJPV and each Guarantor of this Agreement and the performance by NJPV and each Guarantor of its obligations under this Agreement do not and will not:

(a)	breach or constitute a default of the memorandum of association, articles of association, by-laws or other charter document of any Guarantor or any Group Member;

(b)	result in a breach of, or constitute a default under, any Contract to which any Group Member or any Guarantor is a party or by which it or its property or assets is bound, or result in the acceleration of any obligation under any loan agreement; or

(c)	result in a violation or breach of or default under any Law applicable to any Group Member or any Guarantor.

SECTION 3

LEGAL COMPLIANCE

3.1	Compliance with Laws. Each Group Member has at all times carried on its business in compliance with all applicable Law, including Law relating to the use of the Owned Property or the development and construction of the Owned Properties, in all material respects. No Group Member, nor any of their directors, officers, employees or agents, has committed any criminal offense or any tort or any breach of the Law relating to such Group Member or its business.

3.2	Permits. Each Group Member has all Permits necessary for the lawful conduct of its business as currently conducted. No Group Member is in breach of or default under any such Permit. All such Permits are in full force and effect and to the Knowledge of NJPV and the Guarantors there is no reason to believe any such Permit will be restated or amended to limit the activities in which any Group Member is permitted to engage.

3.3	Restructuring. The transactions contemplated by the Restructuring whether by themselves or taken as a whole do not violate any PRC Law.

SECTION 4

OPERATIONS

4.1	Activities since Accounts Date. Since the Accounts Date, there has not been:

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(a)	any material interruption or alteration in the nature, scope or manner of the business of the Group, which has been carried on lawfully and in the ordinary and usual course of business;

(b)	any material adverse change in any customer relationship, the business, operations, financial condition, position, prospects, assets or liabilities of the Group as compared with the position disclosed by the Accounts and the Management Accounts and there has been no damage, destruction or loss (whether or not covered by insurance) affecting such business or assets in a total amount exceeding US$500,000, other than any changes caused by worldwide, national or local economic conditions that impact all industries generally;

(c)	failure by any Group Member to pay its creditors in an aggregate amount exceeding US$500,000 in the ordinary course of business;

(d)	failure by any Group Member to repay any loan in whole or in part (other than indebtedness to its bankers) in an aggregate amount exceeding US$500,000 nor has it become bound or liable to be called upon to repay prematurely any loan or other borrowed monies in an aggregate amount exceeding US$500,000;

(e)	except in the ordinary course of business, any acquisition, sale, transfer or disposal of any assets of whatsoever nature with an aggregate value exceeding US$500,000;

(f)	payment of any sum or benefit to any executive officer or director of any Group Member by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to them by such Group Member at the Accounts Date so as to increase their total remuneration by five percent or more from the corresponding prior period;

(g)	any resignation, threatened resignation or termination of any key officer of any Group Member;

(h)	any declaration or payment of any dividend or other distribution by any Group Member;

(i)	any debt, obligation or liability incurred, assumed or guaranteed by any Group Member, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business except the Series A Loan;

(j)	any reduction in the value of the net tangible assets of the Group by more than US$125,000; and

(k)	any agreement or commitment by any Group Member to do any of the things described above.

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4.2	Current Operations. There is no existing fact or circumstance that may have a material adverse effect on the ability of any Group Member to conduct its business as currently conducted and contemplated to be conducted.

SECTION 5

ASSETS

5.1	Title to Assets. The Assets included in the Accounts or acquired by the Group since the Accounts Date and all other Assets used or employed by the Group are the absolute property of the Group, subject only to Permitted Liens and a pledge by NJPV of its assets to the Company as part of the Series A Transaction.

5.2	Status of Assets. Each Group Member owns or has the right to use all Assets required for the conduct of its business as currently conducted and contemplated to be conducted. The Assets of each Group Member have been properly maintained and are in good working condition.

SECTION 6

REAL PROPERTY

6.1	Owned Properties. The Owned Properties comprise all the land, buildings and premises currently owned, occupied, constructed or used by the Group or in respect of which the Group has any estate, interest, right or title, and the descriptions of the Owned Properties set out in Schedule 11 are correct and not misleading.

6.2	Exclusive and Unfettered Possession. The Group has exclusive and unfettered possession and occupation of the Owned Properties and there are no Financial Encumbrances in favor of third parties affecting them except as Disclosed.

6.3	Compliance with Obligations. All Obligations to which the Owned Properties are subject and all obligations under Financial Encumbrances have been observed and performed in all material respects and there are no circumstances which could give rise to the restriction or termination of the continued possession, occupation, use or enjoyment of the Owned Properties or to the exercise of any powers under any Financial Encumbrances or to any Liabilities whatever. All Obligations from which the Owned Properties benefit have been observed and performed in all material respects and no breach of such Obligations has been waived or acquiesced in.

6.4	Enjoyment of Rights. The Owned Properties have the benefit of all Rights required to comply with applicable fire regulations and to maintain adequately the Owned Properties, and all other Rights and facilities reasonably required for the continued full and free use and enjoyment of the Owned Properties for the duration of the Group’s interest in the relevant Property and such Rights are held on terms which do not entitle any Person to terminate, curtail or charge for the Rights.

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6.5	Financial Encumbrances. Copies of all Financial Encumbrances have been supplied to the Investors and are true and complete.

6.6	No Assignment or Disposal. No Group Member has at any time assigned or otherwise disposed of any estate, interest, right or title in or to any land, building or premises in respect of which it has or may have continuing Obligations or Liabilities.

6.7	Good and Marketable Title. Each relevant Group Member possesses good and marketable title to the Owned Properties for an estate in possession and is the legal and beneficial owner of the Owned Properties, subject to Permitted Liens.

6.8	No Adverse Title Entries. The title to each of the Owned Properties is properly constituted by and can be deduced from original or certified copy documents of title which are in the possession and under the control of the Group or the relevant mortgagee of the Owned Properties and there are no entries in any land registries or other applicable authorities against the Owned Properties which are adverse to the title of the Group to any of the Owned Properties or which may cast doubt on such title.

6.9	No Options or Pre-emptive Rights. There are no options or rights of pre-emption or first refusal affecting the Owned Properties and there are no Rights or Obligations which prevent any interest in the Owned Properties from being sold, charged or otherwise freely disposed of.

6.10	No Adverse Rights. To the Knowledge of NJPV and the Guarantors, there are no Rights of any neighboring land owner or other third party adversely affecting the Owned Properties or which are of an unusual or onerous nature or which conflict with their present use or which are in the course of being acquired.

6.11	No Deleterious Material. To the Knowledge of NJPV and the Guarantors, no building material or method of construction not in accordance with currently accepted good building practice in the PRC has been used in the construction, alteration or repair of the Owned Properties.

6.12	Insurance Policies. Policies of insurance relating to the Owned Properties (including their fixtures, fittings and contents) have been effected by the Group or by the managers of the buildings in which the Owned Properties are situated, are current and valid, cover the full reinstatement value of the Owned Properties and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind.

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SECTION 7

INTELLECTUAL PROPERTY RIGHTS

7.1	Ownership.

(a)	Except as Disclosed, each Group Member is the owner of all, or has the license or right to use, sell and license all of the Intellectual Property that are necessary to the business of the Group as presently conducted or contemplated in each business plan of such Group Member as provided to the Investors, free and clear of all Encumbrances except for any preference, priority or preferential arrangement that may exist on any Intellectual Property that such Group Member has licensed from another Person.

(b)	Each of Zhao Jian Hua and Wang Ai Hua has duly contributed to NJPV all rights held by he/she to the Intellectual Property listed on Schedule 14 hereto in partial exchange for their respective equity interests in NJPV. To the Knowledge of NJPV and the Guarantors, prior to such contribution Zhao Jian Hua and Wang Ai Hua were the rightful owner(s) of all rights to such Intellectual Property, in each case free and clear of any and all claims and Encumbrances by any Person, including without limitations any claim, interest, ownership or Encumbrance on the part of the University of New South Wales, the Centre of Excellence for Advanced Silicon Photovoltaics and Photonics or any Affiliate of either such entity.

7.2	Intellectual Property. The Disclosure Schedule sets forth all of the Intellectual Property owned by, and filings, registrations and applications for any Intellectual Property filed by each Group Member. Except as Disclosed, none of the Intellectual Property listed on the Disclosure Schedule is subject to any outstanding judgment, injunction, writ, award, decree or order of any nature (each, an “Order”), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of NJPV and the Guarantors, threatened, which challenges the validity, enforceability, use or ownership of the item by such Group Member.

7.3	Intellectual Property Agreements. The Disclosure Schedule sets forth all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which a Group Member is either a licensor, licensee or distributor other than licenses or agreements with respect to “shrink-wrap” or “off-the-shelf” commercially available software. All of the Intellectual Property licenses listed on the Disclosure Schedule are valid, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

7.4	Infringement to Third Parties. To the Knowledge of NJPV and the Guarantors, none of the Intellectual Property that is used, developed, sold, licensed or otherwise exploited by any Group Member or made for, or sold or licensed to any Group Member by any Person and that is currently used in the business of such Group Member infringes upon or otherwise violates any Intellectual Property rights of others.

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7.5	Litigation. Except as Disclosed, no Litigation is pending against any Group Member or, to the Knowledge of NJPV and the Guarantors, is threatened, contesting the right of any Group Member to use its Intellectual Property or to sell or license to any Person such Intellectual Property.

7.6	Infringement by Person. Except as Disclosed, to the Knowledge of NJPV and the Guarantors, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Group.

7.7	Claims by Employees. To the Knowledge of NJPV and the Guarantors, no former employer of any employee of the Group has made a claim against any Group Member that such employee is utilizing Intellectual Property of such former employer.

7.8	Group Member. Except as Disclosed, none of the Group Members is a party to or bound by any license or other agreement requiring the payment by any Group Member of any royalty payment.

7.9	Violation by Employees. To the Knowledge of NJPV and the Guarantors, no employee of any Group Member is in violation of any term of any patent or invention disclosure agreement or any patent or invention disclosure provisions in any employment agreement or other contract or agreement. To the Knowledge of NJPV and the Guarantors, no key officer or senior management is in violation of any employment agreement or other employment related agreement with such Group Member.

7.10	Disclosure. To the Knowledge of NJPV and the Guarantors, none of the Trade Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees representatives and agents of a Group Member, except: (x) as required pursuant to the filing of a patent application by a Group Member or (y) where such disclosure was properly made in the normal course of its business subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Trade Secrets and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by such Group Member. To the Knowledge of NJPV and the Guarantors, no Group Member is in breach of any Contractual Obligations under which confidential information belonging to any Person is made available to a Group Member.

7.11	Related Rights. Except as Disclosed, it is not necessary for any Group Member’s business to use any Intellectual Property owned by any director, officer, employee or consultant of any Group Member (or persons a Group Member presently intends to hire). Except as Disclosed, to the Knowledge of NJPV and the Guarantors, at no time during the conception or reduction to practice of any of a Group Member’s Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligations with any Person that could adversely affect any Group Member’s rights to its Intellectual Property.

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SECTION 8

CONTRACTS AND TRANSACTIONS

8.1	Contracts. Except as Disclosed, no Group Member is a party to or bound by any Contract that (i) was entered into outside of its ordinary course of business, (ii) involves total payments in excess of US$1,000,000, (iii) is unusual or onerous or cannot be terminated without penalty or other compensation on less than twelve month’s notice, (iv) is a joint venture, shareholders’ or partnership agreement or similar arrangement or agreement; or (v) restricts its freedom of action in relation to its normal business activities or is otherwise material to the business or financial condition of the Group (collectively, “Material Contracts”). A list of all Material Contracts is included in the Disclosure Schedule. True and complete copies of all Material Contracts have been made available to the Investors.

8.2	Authorization. No Group Member is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract to which it is a party. Each Material Contract to which a Group Member is a party has been duly authorized, executed and delivered by such Group Member, constitutes the valid and binding obligation of such Group Member enforceable against such Group Member and, to the Knowledge of NJPV and the Guarantors, constitutes the valid and binding obligations of each other party thereto enforceable against each other party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

8.3	No Breach. With respect to each Material Contract to which each Group Member is party or by which it is bound;

(a)	such Group Member has duly performed and complied in all material respects with each of its obligations thereunder;

(b)	such Group Member is under no obligation which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort; and

(c)	there are no grounds for rescission, avoidance, repudiation or termination and such Group Member has not received any notice of termination.

8.4	Related Party Transactions. Except as Disclosed, there are no Contracts, understandings, transactions or proposed transactions between any Group Member on the one hand and any Related Party of any Group Member on the other hand. No Related Party or employee of any Group Member or any member of his or her immediate family is indebted to any Group Member, nor is any Group Member indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons has any direct or indirect ownership in any business entity with which any Group Member is affiliated or with which any Group Member has a business relationship, or any business entity that competes with any Group Member, other than passive shareholdings of less than five percent (5%) in publicly listed companies. No such Person is, directly or indirectly, interested in any Contract with any Group Member.

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SECTION 9

FINANCIAL MATTERS

9.1	Accounts. The Accounts have been prepared in accordance with the requirements of IFRS and show a true and fair view of the state of affairs, assets and liabilities, financial position and profit or loss of the Group as at the respective dates thereof and for the periods covered thereby.

9.2	Provision and Reserve for Liabilities. The Accounts disclose and make full provision or reserve for or note all Liabilities, all contingent, unquantified or disputed liabilities, capital or burdensome commitments and deferred or provisional Tax.

9.3	Profits and Losses. The profits and losses of the Group as shown by the Accounts have not in any material respect been affected by any unusual or non-recurring or exceptional item or by any other matter which has rendered such profits or losses unusually high or low.

9.4	Debts and Receivables. None of the amounts shown in the Accounts in respect of debtors is represented by debts which were then or are now more than three months overdue for payment and none of the same has been released or settled for an amount less than that shown in the Accounts unless the total amount of such debts is less than US$500,000. All of the Group’s book debts, whether shown in the Accounts or arising since the Accounts Date, are valid and enforceable and have realized or will in aggregate realize the nominal amount thereof and all such book debts will be collectible in full within 90 days of the Completion Date subject to the relevant Group Member using all reasonable endeavors to collect the same. For the avoidance of doubt the use of reasonable endeavors is not in this paragraph to be construed as requiring the initiation of legal proceedings.

9.5	Special Financial Arrangements. The Group has not factored any of its debts or entered into any financing arrangement of a type which would not require to be shown or reflected in the Accounts.

9.6	Finance Documents. Except as set forth in the Accounts, there are no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of any Group Member or on the assets of any Group Member or any part thereof and no Person has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Member.

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9.7	No Acceleration of Borrowings. No borrowing of any Group Member in excess of US$500,000 has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by such Group Member. No event or circumstance has occurred that will render, or may render with the giving of notice or lapse of time or determination of materiality or satisfaction of any other condition, any borrowing of any Group Member to become so due and payable.

9.8	Increase in Amounts Secured. None of the amounts secured by the mortgages, charges, liens or other Encumbrances disclosed in the Accounts has been increased beyond the amounts shown in the Accounts and none of the amounts secured by any mortgage, charge, lien or other Encumbrance created after the Accounts Date has been increased beyond the amount stated in the Disclosure Schedule.

9.9	Management Accounts. The Management Accounts have been prepared in accordance with the accounting policies of the Group and on a consistent basis with the monthly management accounts of the Group and show a fair and reasonably comprehensive view of the state of affairs, assets, liabilities, financial position and profit or losses of the Group as at the Management Accounts Date.

SECTION 10

ENVIRONMENTAL ISSUES

10.1	Compliance with Environmental Laws. Each Group Member is currently complying in all material respects with all Environmental Laws and has at all times complied in all material respects with all Environmental Laws, and to the Knowledge of NJPV and the Guarantors, no material expenditure, individually or in the aggregate, is or will be required on the part of any Group Member in order to comply with any such Environmental Laws.

10.2	Hazardous Substance. To the Knowledge of NJPV and the Guarantors, no Group Member or any present occupier or user of the Owned Properties have engaged in or permitted nor has any previous owner, occupier or user of the Owned Properties engaged in or permitted any operations or activities upon the Owned Properties involving the use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Hazardous Substance, or any substance regulated by Environmental Law, other than such use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Hazardous Substance, or any substance regulated by Environmental Law that will not be reasonably expect to result in a Material Adverse Effect. No discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance or any substance regulated by Environmental Law has occurred or is occurring in the conduct of the business of any Group Member or in the conduct by any Group Member of any former business or in connection with or in relation to any assets of such Group Member while such former assets were in the ownership or under the control of such Group Member and no such discharge, release, leaching, emission or escape has occurred or is occurring for which such Group Member might otherwise be held liable, other than such discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance or any substance regulated by Environmental Law that will not be reasonably expected to result in a Material Adverse Effect.

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10.3	No Contaminated Properties. To the Knowledge of NJPV and the Guarantors , none of the Current Properties is or has been contaminated with any Hazardous Substance or any substance regulated by Environmental Law and none of the Former Properties was contaminated with any Hazardous Substance or any substance regulated by Environmental Law during the period of use, ownership, occupation or control of such Former Properties by the Group, which will reasonably be expected to result in a Material Adverse Effect.

10.4	Environmental Licenses. Each Group Member has obtained all Environmental Licenses (if any) required for the carrying on of its business. All such Environmental Licenses are valid and subsisting and no Group Member knows of any reason why any of them should be varied, suspended, cancelled, revoked or not renewed upon expiry on substantially the same terms. Each Group Member has at all times complied with the terms and conditions of its Environmental Licenses.

10.5	No Environmental Actions. To the Knowledge of NJPV and the Guarantors, there have not been nor are there threatened or pending any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any Environmental Laws against any Group Member or any of its assets or any of its directors, employees, officers or agents and, so far as the Group Members are aware, there are no facts or circumstances which may give rise to the same.

SECTION 11

TAX, RECORDS AND RETURNS

11.1	Tax Returns. All returns, computations, notices and information made or provided or required to be made or provided by any Group Member for any Tax purpose have been made or given substantially within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or is likely to be the subject of any dispute with any Tax authority.

11.2	Payment of Tax. Each Group Member has paid all Tax, including provisional taxation, which it has become liable to pay on or before the date hereof, except reasonable delay to pay any Tax that will not be reasonably expected to result in a Material Adverse Effect.

11.3	Deductions and Withholdings. Each Group Member has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld, except any reasonable delay in making such deductions and withholdings that will not be reasonably expected to result in a Material Adverse Effect.

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11.4	Tax Avoidance Transactions. No Group Member has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of such Group Member.

11.5	Tax Liabilities in Other Jurisdictions. To the Knowledge of NJPV and the Guarantors, no Group Member is or has at any time since the Establishment Date been liable to Tax in any jurisdiction other than the PRC.

SECTION 12

EMPLOYEES

12.1	Employee Relations.

(a)	No Group Member has at any time since the Establishment Date had, or, to the Knowledge of NJPV and the Guarantors, is there now threatened, any strike, work stoppage or other labor dispute.

(b)	To the Knowledge of NJPV and the Guarantors, the Group Members have complied in all material aspects with all applicable laws regarding employees, employee benefits and labor matters for all employees of each Group Member, including the due payment of all social welfare, social security and similar benefits as required by PRC Law in respect of such employees.

12.2	Employment Agreements and Compensation Arrangements. Except as required by law, no Group Member is a party to or is bound by any currently effective employment contract (other than contracts that can be terminated on an at-will basis), deferred compensation agreement, pension, provident, superannuation, life assurance, disability or other similar schemes or arrangements, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

12.3	Status of Employees. To the Knowledge of NJPV and the Guarantors, no officer or key employee, or any group of key employees, intends to terminate their employment with any Group Member, and no Group Member has a present intention to terminate the employment of any of the foregoing.

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SECTION 13

CLAIMS AND PROCEEDINGS

13.1	Litigation. No Group Member is engaged in or the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise.

13.2	Threatened Litigation. To the Knowledge of NJPV and the Guarantors, no Litigation is threatened or expected by or against any Group Member or any Guarantor in any respect that can reasonably be expected to have a Material Adverse Effect.

13.3	No Insolvency. No order has been made and no resolution has been passed for the winding up of any Group Member or for a provisional liquidator to be appointed in respect of any Group Member and no petition has been presented and no meeting has been convened for the purpose of winding up or dissolving any Group Member. No receiver has been appointed in respect of any Group Member or all or any of its assets. No Group Member is insolvent or unable to pay its debts as they fall due.

SECTION 14

EXCLUSIVITY OF REPRESENTATIONS

14.1	No Misrepresentation. No representation, warranty or statement by NJPV or the Guarantors in this Agreement, or in any Schedule, statement or certificate furnished to the Investors pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

14.2	Accuracy of Information Provided. To the Knowledge of NJPV and the Guarantors, all information given to the Investors and their professional advisers by NJPV and the Guarantors was when given and is at the date hereof true and accurate.

14.3	Full Disclosure. There is no fact or circumstance relating to the affairs of any Group Member or its shareholders which has not been disclosed to the Investors and which if disclosed might reasonably have been expected to materially adversely influence the decision of any Investor to enter into this Agreement.

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EXECUTION COPY

SCHEDULE 5

INVESTOR WARRANTIES

1.	Each Investor is duly organized, existing and in good standing under the laws of its jurisdiction of incorporation.

2.	Each Investor has the full power, authority and legal right to own assets and carry on its business; such Investor is not in receivership or liquidation and has taken no steps to enter into liquidation, and no petition has been presented for the winding-up of the Investor. There are no grounds on which a petition or application could be based for the winding-up or appointment of a receiver of any Investor.

3.	The execution, delivery and performance of this Agreement by each Investor will not:

(a)	violate any provision of the organizational documents of such Investor;

(b)	require such Investor to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other third party pursuant to any agreement to which such Investor is a party or by which such Investor is bound;

(c)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which such Investor is a party or by which such Investor is bound;

(d)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, such Investor or upon its securities, properties or business; or

(e)	violate any law or regulation of the country where such Investor is incorporated or any other jurisdiction in which such Investor maintains a business presence.

4.	Each Investor has the full power and authority to enter into, execute and deliver this Agreement and each other Basic Document to which the Investor is a party and to perform the transactions contemplated hereby and thereby. The execution and delivery by each Investor of this Agreement and each other Basic Document and the performance by such Investor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of such Investor. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement and the other Basic Documents constitute the legal, valid and binding obligation of each Investor, enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

5.	Purchase for Own Account. Subscribed Shares purchased hereunder, and the Ordinary Shares issuable upon conversion of the Subscribed Shares to be received by the Investor will be acquired for investment purposes for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any contract with any Person to sell, transfer or grant participations, with respect to any of the Subscribed Securities and has not solicited any Person for such purpose.

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EXECUTION COPY

SCHEDULE 6

COMPANY WARRANTIES

SECTION 15

CORPORATE MATTERS

15.1	Organization, Good Standing and Qualification of the Company. The Company has been duly incorporated and organized, and is validly existing in good standing, under the laws of its place of incorporation. The Company has the corporate power and authority to own and operate its assets and to carry on its business as currently conducted and proposed to be conducted.

15.2	Qualification. The Company is duly qualified or licensed to do business in the jurisdiction in which it currently conducts business that requires such qualification or licensing.

15.3	Charter Documents. The copies of the charter documents (having attached thereto copies of all such resolutions as are by law required to be attached thereto and all amendments made to date) of the Company that have been delivered to the Investors are true and complete. All legal and procedural requirements and other formalities concerning such charter documents have been duly and properly complied with.

15.4	Capitalization and Other Particulars of the Company. The particulars of the share capital or registered capital, as the case may be, and the other particulars of the Company, set forth in Schedule 3 of this Agreement are true, complete and correct. All shares of the Company are free and clear from all Encumbrances.

15.5	Options, Warrants and Reserved Shares. Other than the Series A Transaction Documents, there are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from the Company of any shares in the capital stock of the Company or any securities convertible into or ultimately exchangeable or exercisable for any shares of capital stock of the Company, and, other than as required by law or its own constitutional documents or as contemplated in the Series A Transaction Documents, no shares in the capital stock of the Company, or share issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of the Company or any other Person), pursuant to any agreement or commitment of the Company.

15.6	Subscribed Shares. The Subscribed Shares will, immediately following the relevant Subscription Completion, be free and clear from all Encumbrances.

15.7	Corporate Records. The statutory books, minute books and register of members of the Company have been properly and accurately maintained and contain full and accurate records of all resolutions passed by the directors and the shareholders of the Company and all issuances and transfers of shares of the Company. All returns, particulars, resolutions and other documents required to be filed or registered with or delivered to any Governmental Authority in respect of the Company have been properly filed, registered or delivered.

SECTION 16

AUTHORIZATION AND VALIDITY OF TRANSACTIONS

16.1	Authorization. The Company has the corporate power and authority to execute, deliver and perform this Agreement. All corporate action on the part of the Company necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement, the authorization, issuance and delivery of the Subscribed Shares has been taken or will be taken prior to the relevant Subscription Completion and the Restated Articles will have been filed with the proper Governmental Authority prior to Subscription Completion.

16.2	Enforceability. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement is, and each other Basic Document to which the Company is a party will when executed be, a valid and binding obligation of the Company, enforceable against the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

16.3	Consents and Approvals. Except as set forth in Section 3.1, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by the Company of this Agreement and the other Basic Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby of this Agreement or the consummation of the transactions contemplated hereby or thereby.

16.4	No Breach. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement do not and will not:

(a)	breach or constitute a default of the memorandum of association and articles of association of the Company;

(b)	result in a breach of, or constitute a default under, any contract to which any Company is a party or by which it or its property or assets is bound; or

(c)	result in a violation or breach of or default under any Law applicable to the Company.

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SECTION 17

LEGAL COMPLIANCE

17.1	Compliance with Laws. The Company has at all times carried on its business in compliance with all applicable Law, including Law relating to the use of its owned properties or the development and construction of such properties, in all material respects.

17.2	Permits. The Company has all permits, licenses and authorizations necessary for the lawful conduct of its business as currently conducted, is not in breach of any such permit, license or authorization and has no reason to believe any such permit, license or authorization will be restated or amended to limit the activities in which the Company is permitted to engage.

SECTION 18

OPERATIONS

18.1	Activities since Incorporation. Since the date of its incorporation, the Company has not engaged in any business activity of any kind or incurred any liability or any indebtedness in any amount whatsoever, except for:

(a)	those in connection with the Series A Transaction Documents (including the maintenance of its corporate existence and compliance with applicable Laws; and

(b)	the performance of the Series A Transaction, including the extension of the Series A Loan to NJPV and loans to certain Guarantors for purposes of consummating the Series A Transaction.

18.2	Business Purpose. The Company’s sole purpose is to facilitate the consummation of various capital investments into and financings involving NJPV and is not engaged, and has no plans to engage, in any business or activities unrelated to such purpose.

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EXECUTION COPY

SCHEDULE 7

LIST OF THIRD PARTY CONSENTS AND NOTICES

1.	The consent of Industrial and Commercial Bank, CITIC Bank, Nanjing Commercial Bank, China Merchants Bank, Bank of Communications and China Constructions Bank to the corporate restructuring of NJPV.

2.	All approvals referred to in Steps 1 through 8 of Schedule 10 hereto, including:

(a)	Foreign exchange registration with the State Administration of Foreign Exchange or its local authorized department, regarding the overseas investment by Mr. Lu Tingxiu and Ms. Huang Yingchun, as PRC residents, and the subsequent repatriation of investment proceeds and rights into the PRC, in each case in accordance with the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles;

(b)	Approval by the Ministry of Commerce or its local authorized department of (i) NJPV Acquisition and (ii) the increase in the registered capital and total investment amount of NJPV;

(c)	Issuance of NJPV’s revised Foreign Investment Approval Certificate by the Ministry of Commerce or its local authorized department as described in Step 6 of Schedule 10; and

(d)	Issuance of NJPV’s revised Business License by the State Administration for Industry and Commerce or its local authorized department as described in Step 8 of Schedule 10

EXECUTION COPY

SCHEDULE 8

FORM OF OPINION OF THE COMPANY’S BVI COUNSEL

[•], 2006

Exuberance Investment Limited	DIRECT LINE: 2842 9556
c/o China Renaissance Capital Investment	E-MAIL: christopher.bickley@conyersdillandpearman.com
Suite 305-307	OUR REF: CWHB/kl/211567 (M#890651)
St. George Building	YOUR REF:
2 Ice House Street
Hong Kong

Gersec Trust Reg.
Meierhostrasse 5
Vaduz FI-9490
Liechtenstein

China Environment Fund 2004, LP c/o Tsinghua Venture Capital Management Co., Ltd.
A1301 Innovation Plaza
Tsinghua Science Park
Beijing
People’s Republic of China

(collectively, the “Investors”)

Dear Sirs

China Sunergy Co., Ltd.

EXECUTION COPY

We have acted as special legal counsel in the British Virgin Islands to China Sunergy Co., Ltd. (the “Company”) in connection with:

A.	a subscription agreement (the “Subscription Agreement”) dated April 4, 2006 between the Company, CEEG (Nanjing) PV-Tech Co., Ltd. (“NJPV”), the Investors and the Guarantors listed in Schedule 2 therein (the “Guarantors”) in connection with the issue of series B redeemable convertible preferred shares par value US$0.01 per share in the capital of the Company (“Series B Preferred Shares”);

B.	a shareholders’ agreement (the “Shareholders Agreement”) dated [•], 2006 between the Company, the individuals listed in Schedule 1 therein, the companies listed in Schedule 2 therein, the companies listed in Schedule 3 therein, and the companies listed in Schedule 4 therein;

C.	a registration rights agreement (the “Registration Rights Agreement’) dated [•], 2006 between the Company and the Investors;

D.	a director indemnification agreement (the “Indemnification Agreement”) dated [•], 2006 between the Company and [•]; and

F.	an offshore employment agreement (the “Employment Agreement”) dated [•], 2006 between the Company and [•].

For the purposes of giving this opinion, we have examined the following documents:

(i)	the signed Subscription Agreement;

(ii)	the signed Shareholders Agreement;

(iii)	the signed Registration Rights Agreement;

(iv)	the signed Indemnification Agreement; and

(v)	the signed Employment Agreement.

The documents listed in items (i) through (v) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the articles of association (the “Memorandum and Articles”) of the Company, as obtained from the Registrar of Corporate Affairs on [•], 2006, minutes of a meeting of its directors and minutes of a meeting of its shareholders, each held on [•], 2006, (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolution, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York, United States of America (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents (other than the Indemnification Agreement and Employment Agreement) to arbitration under the auspices of the Hong Kong International Arbitration Centre in accordance with the Arbitration Rules of the United Nation Commission on International Trade Law.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will be enforced in all circumstances. In particular, the obligations of the Company under the Documents and the Memorandum and Articles (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction; and (f) in the case of the Subscription Agreement, may be subject to the common law rule that damages against the Company may only be available where the Investors rescind the Subscription Agreement . Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

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We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands as a business company in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands). The Company has the legal capacity to sue and be sued in its own name.

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the Memorandum or Articles nor any applicable law, regulation, order or decree in the British Virgin Islands.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company enforceable in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents.

5.

Except as set out in this paragraph, it is not necessary or desirable to ensure the legality, validity, enforceability or admissibility in evidence (other than court filings in the normal course of proceedings) in the British Virgin Islands of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands. The Company is required to keep a register of all charges created on or after the date that the Company voluntarily re-registered as a British Virgin Islands business company under the British Virgin Islands Business Companies Act 2004 or, in any other case, 1st January 2005 (“relevant charges”). To the extent that any of the Documents creates a relevant charge over assets of the Company, particulars of the charge must be entered in the register and a copy of the register shall be kept at the registered office of the Company or at the office of its registered agent. Where the Documents create a relevant charge, it may be desirable to ensure the priority in the British Virgin Islands of the charge that the charge be registered at the office of the Registrar of Corporate Affairs pursuant to Section 163(1) of the BVI Business Companies Act, 2004. On registration, to the extent that British Virgin Islands law governs the priority of a charge, such charge will have priority in the British Virgin Islands over a relevant charge on the property that is subsequently registered in accordance with section 163 and a relevant charge on the property that is not registered in accordance with that section. A registration fee of [$50.00] will be payable in respect of the registration.

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Under BVI law, “charge” means any form of security interest over property, wherever situated, other than an interest arising by operation of law.

However, as the Documents are governed by the Foreign Laws, the question of whether they would constitute a charge would be determined under the Foreign Laws.

6.	The Documents will not be subject to ad valorem stamp duty in the British Virgin Islands and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in the British Virgin Islands in connection with the execution, delivery, filing, registration or performance of the Documents.

7.	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands.

8.	The courts of the British Virgin Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands.

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9.	There is no income or other tax or currency deposit or reserve requirements of the British Virgin Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to, or in connection with the performance by the Company of its obligations under, the Documents.

10.	Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs at [• am/pm] on [•], 2006 which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted at [• am/pm] on [•], 2006 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject, and no steps have been, or are being, taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Company (however, it should be noted that failure to file notice of appointment of a receiver does not invalidate the receivership but only gives rise to penalties on the part of the receiver).

11.	The Series B Preferred Shares when issued and paid for in accordance with the Subscription Agreement, and the ordinary shares of US$0.01 each in the capital of Company, when issued upon a conversion of the Series B Preferred Shares, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and have the rights set out in the Memorandum and Articles which are enforceable in accordance with the terms thereof. The holder of the Series B Preferred Shares will not be subject to any liabilities in the British Virgin Islands in respect of any liabilities of the Company by virtue only of holding any such shares.

12.	The Investors will not be deemed to be resident, domiciled or carrying on business in the British Virgin Islands or subject to any taxation or any obligation to file any return or report with respect to any taxation in the British Virgin Islands by reason only of the execution, performance and/or enforcement of the Documents by the Investors.

13.	The Investors have standing to bring an action or proceedings before the appropriate courts in the British Virgin Islands for the enforcement of the Documents. It is not necessary or advisable in order for the Investors to execute, deliver, perform or enforce their rights under the Documents, including the exercise of remedies thereunder, that they be licensed, qualified or otherwise entitled to carry on business in the British Virgin Islands.

14.	The Company is not entitled to any immunity under the laws of the British Virgin Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents in respect of itself or its property.

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15.	The obligations of the Company under the Documents will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Company, other than indebtedness which is preferred by virtue of any provision of the laws of the British Virgin Islands of general application.

16.	The Company is free to acquire, hold and sell foreign currency and securities without restriction and accordingly there is no restriction or requirement on the Company which limits the availability of foreign exchange for the performance by the Company of its obligations under the Documents.

17.	A redemption of the Series B Preferred Shares in accordance with the Memorandum and Articles will be subject to the terms of the British Virgin Islands Business Companies Act 204 which provides that the directors of the Company may only authorise redemption if they are satisfied, on reasonable grounds, that immediately, after the redemption, the Company’s assets will exceed the Company’s liabilities and the Company will be able to pay its debts as they fall due.

18.	The Documents are in an acceptable legal form under the laws of the British Virgin Islands for enforcement thereof in the British Virgin Islands.

19.	An award granted pursuant to arbitration proceedings in Hong Kong and conducted in accordance with the Foreign Laws against the Company based upon the Documents (other than the Indemnification Agreement and the Employment Agreement) would be enforceable in the British Virgin Islands under the Arbitration Act Cap. 6 (which incorporates the Convention on the Recognition and Enforcement of Foreign Arbitral Awards adopted by the United Nations Conference on International Commercial Arbitration on 10th June, 1958) either by action or by leave of the Supreme Court or a judge thereof, in the same manner as a judgment or order to the same effect, and where leave is so given, judgment may be entered in the terms of the award. Enforcement of an award may be refused if the person against whom it is invoked proves:

(a)	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity; or

(b)	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereof, under the law of the country where the award was made; or

(c)	that he was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings or was otherwise unable to present his case; or

(d)	that the award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission to arbitration; or

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(e)	that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

(f)	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.

Enforcement may also be refused if the award is in respect of a matter which is not capable of settlement by arbitration, or if it would be contrary to public policy to enforce the award.

20.	The Memorandum and Articles have been duly adopted by the shareholders of the Company and are effective and are binding between the Company and each member of the Company.

Yours faithfully

Conyers Dill & Pearman

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SCHEDULE 9

LIST OF MATTERS TO BE COVERED BY OPINION OF THE COMPANY’S PRC COUNSEL

[Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as in the Subscription Agreement.]

1.	NJPV is a wholly foreign-owned enterprise duly incorporated, validly existing and in good standing under the laws of the PRC.

2.	All of the registered capital of NJPV has been duly issued, fully paid and legally owned by the Company, and free and clear of any security interest, pledge, encumbrance, claim or equity, or any third party right.

3.	NJPV has obtained all licenses, consents, approvals, authorizations, orders, clearances, exemptions, filings, registrations and qualifications (“Governmental Authorizations”) which are required under the laws of the PRC to be obtained from relevant Governmental Authorities for the ownership by the Company of its equity interest in NJPV, and no other Governmental Authorization is required under the laws of the PRC for such ownership. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in NJPV.

4.	The articles of association of NJPV are consistent and in compliance with, and do not conflict with any applicable law, regulation, order or decree in the PRC. The articles of association of NJPV have been duly adopted by the Company as the sole shareholder of NJPV, filed with the relevant Governmental Authorities in the PRC, are in full force and effect and binding upon NJPV.

5.	NJPV has obtained and currently holds all Governmental Authorizations from or with any Governmental Authority having jurisdiction over it, which are required for the conduct of its business as currently carried out and/or contemplated to carry out pursuant to the Basic Documents and in connection with its establishment and maintenance of the enterprise legal person status. Such Governmental Authorizations are in full force and effect, and NJPV is not in receipt of any letter or notice from any Governmental Authority in the PRC notifying any such Governmental Authorization is or will be void or, nullified due to any reasons. We are not aware of any reason that would cause us to believe that any of such Governmental Authorizations is likely to be revoked, suspended, cancelled or withdrawn or (where applicable) cannot be renewed upon its expiry date.

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6.	The business currently carried out by NJPV and/or contemplated to carry out by NJPV pursuant to the Basic Documents is within the scope of business permitted under its business licenses.

7.	NJPV is not (i) in violation of its articles of association, business licenses and any other constituent documents, (ii) in contravention of any PRC laws, or (iii) in default in the performance or observation of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except in the case of item (iii), where such default would not, individually or in the aggregate, have a Material Adverse Effect.

8.	NJPV has the full corporate power and authority and has obtained all necessary Governmental Authorizations under the applicable laws, regulations, orders and decrees, to own, lease, license and use its properties and other assets, and has good and marketable title to all of its assets and properties owned by it, free and clear of any security interest, mortgage, pledge, encumbrance, claim or equity, or any third party right.

9.	All registrations or recordals with and applications to the relevant PRC Governmental Authorities in respect of the registrable Intellectual Property owned by NJPV necessary for the protection of such registrable Intellectual Property under PRC laws have been made, are valid and in full force and effect and are not subject to the payment of any taxes or the taking of any other actions not specially required by the laws and regulations of the PRC to maintain their validity or effectiveness. All maintenance fees payable to date for the maintenance of the registration of such registrable Intellectual Property have been paid. None of the Intellectual Properties used, developed, sold, licensed or otherwise exploited by NJPV or made for, or sold or licensed to NJPV by any Person infringes upon or otherwise violates any Intellectual Property rights of others.

10.	No step has been, or is being taken and no legal or administrative proceeding has been commenced or threatened against, and no order or resolution has been passed for the winding–up, dissolution, liquidation or elimination of NJPV.

11.	Each of NJPV and the Guarantors who are PRC residents (“PRC Guarantors”) is capable of suing and being sued and can be the subject of any legal proceedings in PRC courts. Neither NJPV or any PRC Guarantor nor any of its/his/her properties is entitled to any immunity on the ground of sovereignty from any action, suit or other legal proceedings or from enforcement, execution or attachment. Except as Disclosed, there is no claim, litigation, arbitration, administrative proceedings, or other legal process pending or threatened against NJPV, before any Governmental Authority in the PRC.

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12.	NJPV and the PRC Guarantors have full legal power to enter into, execute and deliver the Basic Documents to which they are parties. The execution and delivery by the PRC Guarantors of each of the Basic Documents and the performance by those PRC Guarantors of their obligations thereunder have been duly conducted and the Basic Documents constitute the legal, valid and binding obligations of NJPV and the PRC Guarantors in accordance with the terms thereof.

13.	The valid authorization, execution, delivery and performance of and compliance with the terms of the Basic Documents by NJPV and the PRC Guarantors and the consummation of the transaction contemplated therein are not in contravention of any applicable PRC laws, and did not and will not violate or conflict with, or constitute by itself or upon notice or passage of time, or both, a default under any provision in its articles of association if applicable.

14.	All Governmental Authorizations by or with any Governmental Authority in the PRC which are required to be obtained or made for the valid authorization, execution and delivery by the parties thereto of any Basic Document to which any of NJPV and the PRC Guarantors is a party have been obtained or made.

15.	No taxes, stamp duties, fees, withholding or other charges are and will be payable in the PRC by or on behalf of the Investors in connection with the execution, delivery or enforcement of the Basic Documents.

16.	Payments under the Basic Documents, proceeds of enforcement of Basic Documents, and the proceeds of any judgment obtained in respect of the Basic Documents may be remitted to the Investors out of the PRC without restriction and the need to obtain any consent, approval, licence or permission of any person or authority and all amounts payable to the Investor under the Basic Documents may be paid in the currency in which these amounts are expressly stated to be payable.

17.	All payments of dividends and other distributions in respect of the Series B Preferred Shares held by the Investors, whether during the operational term of the Company or NJPV or upon dissolution or liquidation thereof, are exempt from any taxes, duties, fees and other charges of whatsoever nature, levied or imposed by the government of the PRC or by any department, agency, political subdivision or taxing or other authority thereof or therein under the laws of the PRC; and no deductions or withholdings in the PRC are required by law or regulation to be made therefrom.

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18.	The Investors are not required to be licensed, qualified or otherwise entitled to carry on business in the PRC in order to execute, delivery or enforce its rights under any of the Basic Documents. The Investors will not be deemed to be resident, domiciled, carrying on business or subject to taxation in the PRC only by reason of the negotiation, preparation, execution, delivery, performance or enforcement of the Basic Documents or its ownership of the Series B Preferred Shares or Ordinary Shares upon conversion.

19.	The choice of the laws of the State of New York as the governing law of the Basic Documents is a valid choice of law under the laws of the PRC and would be recognized and given effect in any action brought before a court of competent jurisdiction in the PRC against NJPV and the PRC Guarantors.

20.	The courts of the PRC would recognize a final and conclusive arbitral award obtained in accordance with the Basic Documents against NJPV and the PRC Guarantors and would recognize and enforce such award without re-examination or re-litigation of any matter which is the substantive subject of such award.

21.	Each Person, either established under PRC laws or a PRC resident (each, a “Restructuring PRC Party”), which is listed in the restructuring plan as set forth in Schedule 10 of the Subscription Agreement (the “Restructuring Plan”), or is a party to the Deed of Undertaking in the form attached to the Subscription Agreement as Exhibit F and Exhibit I, respectively, has full legal right, power and authority (corporate or otherwise) to enter into, execute and deliver the legal documents set forth in the Restructuring Plan (the “Restructuring Documents”) or any of the Deeds of Undertaking to which it/he/she is a party. The execution and delivery by such Restructuring PRC Party of each of the relevant Restructuring Documents and Deeds of Undertaking and the performance by such Restructuring PRC Party of its obligations thereunder have been duly authorized by all requisite corporate action (if applicable) and the Restructuring Documents and Deeds of Undertaking constitute the legal, valid and binding obligations of such Person in accordance with the terms thereof.

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22.	The valid authorization, execution, delivery and performance of and compliance with the terms of the Restructuring Documents and Deeds of Undertaking by the Restructuring PRC Parties and the consummation of the transaction contemplated therein are not in contravention of any applicable PRC laws, and did not and will not violate or conflict with, or constitute by itself or upon notice or passage of time, or both, a default under any provision in its articles of association if applicable. The Restructuring Plan, whether on a stand-alone basis or taken as a whole, is in compliance with all applicable PRC laws or government policies. All Governmental Authorizations required under the Restructuring Plan immediately prior to the Completion Date have been duly obtained, and except as disclosed in the Restructuring Plan, no other Government Authorizations will be required to obtain after the date hereof and no other Government Authorizations will be required to obtain in connection with the Deeds of Undertaking.

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EXECUTION COPY

SCHEDULE 10

RESTRUCTURING

Part 1

Restructuring Steps

The Restructuring shall be undertaken as follows:

1.	Mr. Lu Tingxiu (“Mr. Lu”) and Ms. Huang Yingchun (“Ms. Huang”) shall establish Nanjing Xinde Assets Management Co., Ltd (“Xinde”), holding 64.79% and 35.21% of the equity interest in Xinde respectively.

2.	Xinde shall acquire all equity interest in NJPV from CEEG, and Mr. Yang Huaijin and Mr. Ted Szpitalak shall transfer all of their equity interests in NJPV to Mr. Zhao Jianhua (“Mr. Zhao”), Mr. Zhang Fengming (“Mr. Zhang”), Ms. Wang Aihua (“Ms. Wang”) and Xinde. The shareholding structure of NJPV shall be as follows:

Registered Capital of NJPV (USD)	Shareholders	Equity Interest (Percentage)
10,800,000.00	Nanjing Xinde Assets Management Co., Ltd.	56%
	Zhao Jianhua	15%
	Zhang Fengming	24%
	Wang Aihua	5%

3.	Each of Mr. Lu and Ms. Huang, and to the extent permitted by applicable Law Mr. Xu Chengrong (“Mr. Xu”), shall establish a limited liability company in the BVI (“Lu BVI”, “Huang BVI” and “Xu BVI,” respectively), with Ms. Huang holding the shares of Huang BVI on behalf of the employees of CEEG, provided that each of them shall have completed relevant foreign exchange registration regarding the overseas investment by PRC residents and subsequent round-trip investment.

4.	Mr. Zhao and Ms. Wang shall jointly establish a limited liability company in the BVI (“Zhao/Wang BVI”) and Mr. Zhang shall establish a limited liability company in the BVI (“Zhang BVI”).

5.	The Company shall acquire all equity interests in NJPV from its then shareholders (the “NJPV Acquisition”) and convert NJPV from a Chinese-foreign equity joint venture enterprise into a wholly foreign owned enterprise, as evidenced by, among other approvals and consents required on the part of all relevant Governmental Authorities, the issuance of the revised foreign investment approval certificate and new business license of NJPV attesting to NJPV’s conversion from a Chinese-foreign joint venture into a wholly-foreign owned enterprise whose 100% equity interest is owned by the Company (collectively, the “Red Chip Approvals”). Under NJPV Acquisition, the purchase price payable by the Company to each of Mr. Zhao, Mr. Zhang and Ms. Wang (the “Founder Proceeds”) shall be at the nominal value of US$1.00, and the purchase price payable by the Company to Xinde (the “Xinde Proceeds”) shall be at the appraised price based on the net assets of NJPV. The Founder Proceeds and the Xinde Proceeds shall not be paid by the Company until all Red Chip Approvals have been obtained. The existing shareholders of NJPV shall sign an agreement to terminate the then effective equity joint venture contact and articles of association of NJPV, while the Company shall execute the amended and restated articles of association of NJPV, pursuant to which the amount of the registered capital and total investment of NJPV shall be increased accordingly such that all the funding the Company will receive from the Series A Investor and the Investors can be channelled into NJPV by registered capital contribution and/or shareholder’s loan.

6.	The Company shall submit the documents as provided in Step 5 and other required documents to the original examination and approval authority for its approval on such acquisition. After the issuance of such approval, NJPV shall obtain a revised foreign investment approval certificate, pursuant to which NJPV shall be converted into a wholly foreign owned enterprise with the Company as its sole shareholder.

7.	Immediately prior to the issuance of the revised foreign investment approval certificate, Lu BVI, Huang BVI, Xu BVI (if applicable), Zhao/Wang BVI and Zhang BVI shall respectively fully exercise the warrants they shall receive as part of the Series A Transaction to purchase Ordinary Shares, and become the holders of Ordinary Shares and the controlling shareholders of the Company.

8.	After obtaining the revised foreign investment approval certificate, NJPV shall apply to the local administration for industry and commerce for change registration and shall obtain a revised business license.

9.	After NJPV obtains the revised business license and upon fulfillment or waiver of all other conditions in Section 3.1, Subscription Completion shall occur, and the Investors shall each pay up its Relevant Consideration and be issued its Relevant Subscribed Shares.

10.	The Company shall immediately pay all purchase prices to Xinde, Mr. Zhao, Mr. Zhang and Ms. Wang with respect to the acquisition stipulated in Step 6, including the Xinde Proceeds.

11.	Upon Xinde’s receipt of Xinde Proceeds, NJPV shall promptly handle the relevant foreign exchange settlement procedures and foreign exchange registration for share purchase by foreign investment with the local foreign exchange authority, and obtain the revised foreign exchange registration certificate.

12.	Upon the completion of foreign exchange settlement, Xinde shall, immediately and within three working days, advance the Xinde Proceeds (without any deduction) to NJPV as either an entrustment loan through a licensed PRC bank or through an alternative method agreed to by the Company, NJPV and Investors.

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13.	If an entrustment loan is made pursuant to Step 12 above, Xinde shall take all feasible measures, as permitted by PRC law and agreed by the Series A Investor and the Investors, as soon as possible (no later than the QIPO), to discharge, waive, deduct or set off the liability against NJPV arising from such loan. The detailed plan shall be determined within 90 days after the Completion Date, provided that the objectives set forth in Part 2 below shall be achieved.

14.	Xinde shall bear all taxes arising under applicable Law with respect to any and all transfers of the Xinde Proceeds occurring as part of Steps 10 to 13 above without deducting any amount of such taxes from or otherwise satisfying the payment of such taxes using the Xinde Proceeds.

15.	After the completion of Step 13, Xinde shall be dissolved or terminated promptly.

Part 2

Restructuring Objectives

Notwithstanding the Restructuring Steps set forth in Part 1 of this Schedule, the Parties agree that if it is advisable and desirable by the Company and NJPV, the Restructuring may be conducted and completed under any other plan, provided that such plan shall be agreed by EIL in advance before it is put into implementation and provided further that the following objectives shall be achieved:

1.	Immediately after the Subscription Completion, the Company’s Ownership shall be set forth as follows:

	Shares	%
Ordinary Share
Lu BVI	391,842	27.73%
Huang BVI	212,958	15.07%
Zhao BVI	151,440	10.72%
Zhang BVI	237,600	16.82%
Wang BVI	51,600	3.65%

Total Ordinary Shares	1,045,440	73.99%
Option & Warrant

Total option & warrant	0
Series A Preferred Shares
PraxCapital Fund II, LP	128,473	9.09%

Total Series A	128,473	9.09%
Series B Preferred Shares
Exuberance Investment Limited	192,095	13.60%
Gersec Trust Reg.	21,344	1.51%
China Environmental Fund 2004 LP	25,613	1.81%

Total Series B Preferred Shares	239,051	16.92%
Reserved for ESOP		0.00%
fully diluted post Series B Transaction	1,412,964	100.00%

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2.	The Company shall legally own 100% equity interest in NJPV, free and clear from any security interest, pledge, encumbrance, claim or equity, or any third party right.

3.	Each step under the Restructuring shall be duly conducted and completed in compliance with all applicable Laws of the PRC or any other applicable jurisdiction.

4.	The Company or NJPV shall be responsible for any costs, expenses, taxes, fees, liabilities or obligations incurred as a result of the Restructuring, which shall be solely undertaken and paid by Xinde, Mr. Lu and Ms. Huang. There shall not be any leakage of funds from the Company and NJPV or any extra liabilities or obligations on the Company and NJPV as a result of the Restructuring.

5.	Mr. Lu and Ms. Huang shall obtain or make all necessary licenses, consents, approvals, authorizations, orders, clearances, exemptions, filings, registrations and qualifications (“Governmental Authorizations”) that are required under PRC Laws in connection such shareholders’ ownership in the Company and the Restructuring.

6.	NJPV and its subsidiaries shall obtain or make all necessary Governmental Authorizations that are required under PRC Laws in connection with the completion of the Restructuring, the conduct of its business as currently conducted and contemplated to conduct in accordance with the Basic Documents, and their establishment and maintenance as PRC legal persons.

7.	The Auditor and PRC legal counsel of the Company and NJPV shall render a clean opinion on the Restructuring respectively.

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EXECUTION COPY

SCHEDULE 11

OWNED PROPERTIES

1.	NJPV Premises

On February 16, 2006, NJPV entered into a State-owned Land Grant Contract (“Land Grant Contract”) with Nanjing State Land and Resource Bureau, Jiangning Branch (“Jiangning Land Bureau”), pursuant to which NJPV has been granted the land use right over a piece of a land with the area 53,434.1 square meters located within the boundary between south of Focheng Road and west of Shuige Road in Jiangjing Development Zone. The grant fee of such land use right is RMB 314 per square meter, the purpose of such land use right is for industrial use and the term of such land use right is 50 years, commencing from the approval date.

On February 20, 2006, Jiangning Land Bureau issued an Approval Notice to approve the Land Grant Contract. NJPV is applying for the corresponding Land Use Right Certificate.

2.	NJPV Structures

On November 18, 2004, Nanjing Jingning District Construction Bureau issued a Work Permit for Construction Project to NJPV, permitting it to build a research and development building, a multi-functional building and a solar cell workshop with the total area of 14,087.59 square meters.

However, NJPV has not obtained the corresponding building ownership certificates. NJPV will apply for such building ownership certificates after the land use right certificate is issued.

EXECUTION COPY

SCHEDULE 12

PERSONS SUBJECT TO OFFSHORE EMPLOYMENT AGREEMENT

Zhao Jianhua

Wang Aihua

Zhang Fengming

EXECUTION COPY

SCHEDULE 13

PERSONS SUBJECT TO ONSHORE EMPLOYMENT AGREEMENT

Lu Tingxiu

Zhao Jianhua

Wang Aihua

Zhang Fengming

Yin Guangyou

Xu Chengrong

Zhu Zhiping

EXECUTION COPY

SCHEDULE 14

CERTAIN INTELLECTUAL PROPERTY CONTRIBUTED BY ZHAO JIAN HUA AND WANG AI HUA

As described in a letter dated February 21, 2006 by Martin A. Green of the University of New South Wales, Centre of Excellence for Advance Silicon Photovoltaics and Photonics, and addressed the Board of Directors of NJPV:

“Screen printed p-type silicon solar cell manufacturing technology, involving the standard steps of texturing etch, phosphorus diffusion, edge isolation plasma etch, PECVD SiNx deposition, screen printing front and rear Ag and Al contact metal, firing the pastes, testing, sorting and packing.”

EXECUTION COPY

SCHEDULE 15

CEEG TRADEMARK

The mark “CEEG” in Chinese.

SCHEDULE 16

FORM OF PLAN OF USE OF PROCEEDS

Date of Withdrawal	Amount	Payee	Purpose

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EXECUTION COPY

EXHIBIT A

FORM OF SHAREHOLDERS’ AGREEMENT

EXECUTION COPY

EXHIBIT B

FORM OF RESTATED ARTICLES

EXECUTION COPY

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXECUTION COPY

EXHIBIT D

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Schedule 4 of the Subscription Agreement dated as of April 4, 2006 (the “Agreement”) by and among CHINA SUNERGY CO., LTD., a company organized and existing under the laws of the British Virgin Islands (the “BVI”), with its registered address at P.O. Box 3321, Drake Chambers, Road Town, Tortola, the BVI (the “Company”); CEEG NANJING PV-TECH CO., LTD, a Chinese-foreign equity joint venture limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”), with its registered address at No. 88 Shengtai Road, Nanjing City, Jiangsu Province, the PRC (“NJPV”); THE INVESTORS (as defined below) as listed in Schedule 1 to the Agreement; and THE GUARANTORS (as defined below) as listed in Schedule 2 to the Agreement., and should be considered an integral part of the Agreement.

Unless the context otherwise requires, all capitalized terms that are used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

The section numbers in this Disclosure Schedule correspond to the section numbers on Schedule 4 of the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other sections hereof where it is reasonably apparent on its face that such disclosure is applicable, whether or not a specific cross reference is included.

No disclosure in this Disclosure Schedule relating to any possible breach, conflict, default or violation of any contract or law or otherwise shall be construed as an admission or indication of any liability or that any breach, conflict, default or violation exists or has actually occurred.

The headings contained in this Disclosure Schedule are included for convenience only and are not intended to limit the effect of the disclosures contained in this Disclosure Schedule or to expand the scope of the information required to be disclosed in this Disclosure Schedule.

Section 1.4

1.	The equity interest of NJPV is subject to an Equity Transfer Agreement by and among China Sunergy Co., Ltd., Nanjing Xinde Asset Management Co., Ltd, Zhao Jianhua, Wang Aihua and Zhang Fengming

2.	The equity interest in NJPV of Zhao Jianghua, Wang Aihua and Zhang Fengming is subject to a Pledge Agreement by and among China Sunergy Co., Ltd. and these three individuals.

Section 6.2

1.	NJPV has not obtained the land use right certificate. It has paid in full the land use right grant fee pursuant to the State-owned Land Use Right Grant Contract, dated February 16, 2006, between the NJPV and Jiangning Division of Nanjing Land and Resources Bureau. The land use right certificate will be issued to NJPV after it pays necessary deed tax.

Section 6.3

See disclosure in Section 6.2.

Section 6.7

See disclosure in Section 6.2.

Section 6.8

See disclosure in Section 6.2.

Section 6.9

1.	See disclosure in Section 6.2.

2.	The Owned Properties are subject to a mortgage under an Asset Mortgage Agreement dated March 8, 2006, by and between NJPV and China Sunergy Co., Ltd.

Section 7.1(a)

The representations and warranties contained in Section 7.1(a) are not applicable to the item listed in Section 7.2(1) of this Disclosure Schedule below.

Section 7.2

1.	Patent Application

Application No.:	200510039002.2
Name of Invention:	A Method Regarding Structure and Manufacture of Silicon Solar Cells
Application Date:	April 21, 2005
Applicant:	CEEG (Nanjing) PV-Tech Co., Ltd

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This pending patent application concerns the structure and manufacture method of N-type solar cells. To the Knowledge of NJPV and the Guarantors, no third party right, claim or other challenge has been asserted with respect to the Intellectual Property as set forth in such application as of the date hereof; however, it is uncertain whether such Intellectual Property will be subject to any rights, claims or other challenges from third parties in the future.

2. License Agreement dated March 15, 2006, by and between NJPV and CEEG Group Co., Ltd. (the “CEEG”) with respect to the registered trademark “CEEG”.

3. Letter of Consent Regarding Use of Trademark, undated, issued by CEEG to NJPV with respect to the trademark [GRAPHIC APPEARS HERE] for which the CEEG has already filed a Trademark Registration Application.

Section 7.3

See Section 7.2(2) of this Disclosure Schedule.

Section 7.5

None.

Section 7.6

None

Section 7.8

None

Section 7.9

See Section 7.2(1) of this Disclosure Schedule.

Section 7.11

See Section 7.2(1) of this Disclosure Schedule.

Section 8.1

A.	Sales Contracts and Contracts to Process Customer-Owned Materials

1.	Supply Contract, dated November 11, 2005, between the NJPV and S.E. PROJECT S.r.l. (as the buyer)

2.	Sales Contract, dated November 22, 2005, between the NJPV and Zhejiang Gong Yuan Electrical Machine Co., Ltd.

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3.	Supply Contract, dated December 2, 2005, between the NJPV and Renergies Itallia srl (as the buyer)

4.	Sales Contract, dated December 12, 2005, between the NJPV and Wuxi Xin Te Er Science & Technology Co., Ltd.

5.	Supply Contract, dated December 22, 2005, between the NJPV and GIRASOLAR BV (as the buyer)

6.	Sales Contract, dated December 29, 2005, between the NJPV and Shanghai Ding Yi Sheng Industrial Co., Ltd.

7.	Sales Contract, dated December 30, 2005, between the NJPV and Shanghai Yu Xian Solar Energy Electric Power Science & Technology Co., Ltd.

8.	Sales Contract, dated February 10, 2006, between the NJPV and Changzhou City Jing Da Machinery Industrial Co., Ltd.

9.	Contract to Process Customer-Owned Materials, dated January 13, 2006, between the NJPV and Wuxi Guo Fei Green Energy Co., Ltd.

10.	Supply Contract, dated February 24, 2006, between the NJPV and Energetica International Trade GmbH (as the buyer)

B. Purchase Contracts

1.	Contract, dated April 28, 2005, between the NJPV and Roth & Rau AG, regarding SiNA Antireflective Coating Equipment for Crystalline Silicon Solar Cells

2.	Purchase Contract, dated June 20, 2005, between the NJPV and Baccini Spa of Treviso Italy, regarding Automatic Printing (rotary table) & Drying & Sorting & Testing Line for Solar Cells

3.	Purchase Contract, dated September 19, 2005, between the NJPV and RENA Sondermaschinen GmbH, regarding InTex Inline Texturing and Saw damage etch

4.	Purchase Contract, dated February 15, 2006, between the NJPV and Baccini Spa of Treviso Italy, regarding Automatic Printing (rotary table) & Drying & Sorting & Testing Line for Solar Cells

5.	Purchase Contract, dated March 8, 2006, between the NJPV and RENA Sondermaschinen GmbH, regarding InOxSide HT: Inline Oxid Etch and Edge Isolation High Throughput

6.	Contract, dated March 11, 2006, between the NJPV and C.ILLIES & CO. HANDELSGESELLSCHAFT MBH, regarding Fast Firing Furnace DO11800-300-FF-HTO-CANtrol

7.	Long Term Supply Agreement, dated August 24, 2004, between the NJPV and Jiangsu Shun Da Semi-conductor Development Co., Ltd.

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8.	Long Term Supply Agreement, dated May 2005, between the NJPV and Shandong Li Nuo PV Hi-Tech Co., Ltd.

9.	Purchase and Sales Contract, dated May 21, 2005, between the NJPV and Shanghai Yu Xian Solar Energy Electric Power Science & Technology Co., Ltd.

10.	Product Purchase Agreement, dated May 25, 2005, between the NJPV and Wuxi Guo Fei Green Energy Co., Ltd.

11.	Framework Agreement, dated June 20, 2005, between the NJPV and Zhejiang Jing Gong Photovoltaic Co., Ltd.

12.	Long Term Supply Agreement, dated August 29, 2005, between the NJPV and Shanghai Comtec Semiconductor Co., Ltd.

13.	Contract, dated September 9, 2005, between the NJPV and Konca Solar Cell (Wuxi) Co., Ltd.

14.	Sales & Purchase Contract, dated November 28, 2005, between the NJPV and Zhejiang Yu Hui Solar Energy Co., Ltd.

15.	Contract, dated November 30, 2005, between the NJPV and Matex Electronic Equipment & Material SAS

16.	Purchase Agreement, dated December 1, 2005, between the NJPV and Konca Solar Cell (Wuxi) Co., Ltd.

17.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

18.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z1) (6Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

19.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z1) (8Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

20.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z2) (6Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

21.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z2) (8Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

22.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z3) (6Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

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23.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z3) (8Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

24.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z4) (6Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

25.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z4) (8Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

26.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-1), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

27.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-2), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

28.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-3), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

29.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-4), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

30.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-5), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

31.	Purchase and Sales Contract, as amended on December 20, 2005, between the NJPV and Zhan Feng Energy Technology (Shanghai) Co., Ltd.

32.	Industrial Products Purchase and Sales Contract, dated December 20, 2005, between the NJPV and Shanghai Qun Ying Machinery Co., Ltd.

33.	Contract, dated January 9, 2006, between the Operating and KaiWa Hong Kong Limited

34.	Sales Contract, dated January 13, 2006, between the NJPV and Wuxi Guo Fei Green Energy Co., Ltd.

35.	Industrial Products Purchase and Sales Contract, dated January 24, 2006, between the NJPV and Guangzhou City Ru Xing Science & Technology Development Co., Ltd.

C. Loan Contracts

1.	List of the Loan Contracts entered into by the NJPV as a borrower:

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Lender	Date of Contract	Borrowing Term (mm/dd/yy-mm/dd/yy)	Principal (Million)	Notes
Nanjing City Commercial Bank	November 23, 2004	11/18/04-11/18/07	RMB50	Mortgage required once the project of the NJPV is completed, and prior written consent required regarding equity transfer.

Huaqiao Road Branch of Nanjing City Commercial Bank	January 23, 2006	01/23/06-01/23/07	RMB60	Prior consent is required regarding issues affecting repayment of the debt.

Nanjing Branch of China Merchants Bank	July 14, 2005	07/14/05-07/14/06	RMB20	Prior notice to the Lender is required regarding equity transfer.

Nanjing Branch of China Merchants Bank	March 2, 2006	03/02/06-03/02/07	RMB20	Prior notice to the Lender is required regarding equity transfer.

Nanjing Branch of China CITIC Bank	January 6, 2006	01/06/06-01/06/07	RMB25	Prior consent is required regarding equity transfer.

Nanjing Branch of China CITIC Bank	February 23, 2006	02/23/06-02/23/07	RMB25	Prior notice to the Lender is required regarding equity transfer.

Nanjing Hanfu Branch of Industrial and Commerce Bank of China	June 29, 2005	06/29/05-06/28/06	RMB50	Prior consent is required regarding equity transfer.

Nanjing Hanfu Branch of Industrial and Commerce Bank of China	August 2, 2005	08/02/05-08/01/06	RMB10	Prior consent is required regarding equity transfer.

Nanjing Xinjiekou Branch of China Construction Bank	October 24, 2005	10/24/05-10/23/06	RMB20	Prior consent is required regarding issues affecting repayment of the debt.

Nanjing Branch of Bank of Communications	October 31, 2005	10/31/05-10/26/07	RMB20	Prior consent is required regarding equity transfer.

Nanjing Branch of Bank of Communications	October 31, 2005	10/31/05-10/26/06	RMB10	Prior consent is required regarding equity transfer.

Nanjing Hanfu Branch of Industrial and Commerce Bank of China	March 22, 2006	03/22/06-09/22/06	RMB20	Prior consent is required regarding equity transfer.

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2.	Credit Line Agreements

Credit Grantor	Date of Contract	Borrowing Term (mm/dd/yy-mm/dd/yy)	Principal (Million)	Notes
Nanjing Branch of China Merchants Bank	Undated	11/24/05-03/31/07	US$4.3	For L/C; Prior notice to the Lender is required regarding equity transfer.

Nanjing Branch of China Merchants Bank	Undated	11/24/05-03/31/07	€3	For L/C; Prior notice to the Lender is required regarding equity transfer.

Nanjing Branch of China Merchants Bank	Undated	02/27/06-12/31/06	US$2.48	For L/C; Prior notice to the Lender is required regarding equity transfer.

3.	Guarantee Agreement, dated November 22, 2005, between the NJPV and the Nanjing Branch of China Merchants Bank, regarding L/C, as a constituent part of the Credit Line Agreement between the same parties with a principal of US$4.3 million

4.	Guarantee Agreement, dated November 23, 2005, between the NJPV and the Nanjing Branch of China Merchants Bank, regarding L/C, as a constituent part of the Credit Line Agreement between the same parties with a principal of €3 million

5.	Guarantee Agreement, dated February 27, 2006, between the NJPV and the Nanjing Branch of China Merchants Bank, regarding the prepayment L/C in an amount of US$1.6 million.

D.	Series A Financing Agreement

1.	Warrant Purchase Agreement, dated March 8, 2006, by and among NJPV, China Sunergy Co., Ltd. And PraxCapital Fund II, L.P., and certain other persons.

2.	Loan Agreement, dated March 8, 2006, by and between NJPV and China Sunergy Co., Ltd.

3.	Asset Mortgage Agreement dated March 8, 2006, by and between NJPV and China Sunergy Co., Ltd.

4.	Equity Transfer Agreement by and among China Sunergy Co., Ltd., Nanjing Xinde Asset Management Co., Ltd, Zhao Jianhua, Wang Aihua and Zhang Fengming.

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E.	Insurance Agreement

Insurance Carrier	Policy No.	Type of Insurance	Policy Period	Coverage	Premium (RMB)	Total Sum Insured (RMB)
Tian’an Insurance Co., Ltd.	0400005 413	Property All Risks Insurance	November 17, 2005 to November 16, 2006	Any physical loss of or damage to fixed assets insured as listed thereunder respectively during the period of insurance, arising from any natural hazards or accident other than those specifically excluded	51,321.15	73,315,933

	0500002 413	Property All Risks Insurance	February 28, 2006 to November 16, 2006		5,699.75	9,579,411.44

	0500002 414	Property All Risks Insurance	February 28, 2006 to November 16, 2006		15,302.77	25,718,944

	0400000 464	Machinery Breakdown Insurance	November 17, 2005 to November 16, 2006	Any physical loss or damage to the machinery and its associated equipment insured respectively during the period of insurance arising from any sudden and unforeseen accident or caused by (i) faulty design, faults at workshop or in erection, defects in casting and material; (ii) faulty operation, lack of skill, bad workmanship, negligence, faults and malicious acts on the part of workers or technicians; (iii) tearing apart on account of centrifugal force; (iv) overloading, over voltage, electronic line contact, arcing, leakage of electricity, short-circuit, atmospheric, inductive electricity and other electric phenomena; or (v) any other events except to the extent specifically excluded.	32,876.75	41,095,933.02
	0500006 79	Machinery Breakdown Insurance	February 28, 2006 to November 16, 2006		6,514	9,579,411.44
	0500006 80	Machinery Breakdown Insurance	February 28, 2006 to November 16, 2006		20,575.16	25,718,944.07

F. Miscellaneous

1.	Investment Agreement, dated August 22, 2004, between the Company and the Administrative Commission of Nanjing Jiangning Economic & Technology Development Zone

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2.	State-owned Land Use Right Grant Contract, dated February 16, 2006, between the NJPV and Jiangning Division of Nanjing Land and Resources Bureau

Section 8.4

1.	Guarantee Agreement, dated November 23, 2004, between the CEEG and Nanjing City Commercial Bank

2.	Irrevocable Guarantee, dated March 8, 2005, from the CEEG to the Nanjing Branch of China Merchants Bank

3.	Irrevocable Guarantee, dated July 14, 2005, from the CEEG to the Nanjing Branch of China Merchants Bank

4.	Irrevocable Guarantee with Maximum Amount (No. 2005 Year Bao Zi No. 322301), undated, from the CEEG to the Nanjing Branch of China Merchants Bank

5.	Irrevocable Guarantee with Maximum Amount (No. 2005 Year Bao Zi No. 352301), undated, from the CEEG to the Nanjing Branch of China Merchants Bank

6.	Irrevocable Guarantee with Maximum Amount (No. 2006 Year Bao Zi No. 322301), undated, from the CEEG to the Nanjing Branch of China Merchants Bank

7.	Guarantee Agreement with Maximum Amount, dated March 23, 2005, between the CEEG and the Nanjing Branch of CITIC Industrial Bank

8.	Guarantee Agreement, dated November 30, 2005, between the CEEG and the Nanjing Branch of CITIC Industrial Bank

9.	Guarantee Agreement, dated January 6, 2006, between the CEEG and the Nanjing Branch of China CITIC Bank

10.	Guarantee Agreement, dated June 29, 2005, between the CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

11.	Guarantee Agreement, dated August 2, 2005, between the CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

12.	Guarantee Agreement, dated September 29, 2005, between the CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

13.	Guarantee Agreement, dated October 24, 2005, between the CEEG and the Jiangsu Branch of China Construction Bank

14.	Guarantee Agreement, dated October 31, 2005, between the CEEG and the Nanjing Branch of Bank of Communications

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15.	Guarantee Agreement, dated October 31, 2005, between the CEEG and the Nanjing Branch of Bank of Communications

16.	Guarantee Agreement, dated October 31, 2005, between Jiangsu CEEG Power Transmission and Distribution Equipment Co., Ltd. and the Nanjing Branch of Bank of Communications

17.	Guarantee Agreement, dated October 31, 2005, between Jiangsu CEEG Power Transmission and Distribution Equipment Co., Ltd. and the Nanjing Branch of Bank of Communications

18.	Guarantee Agreement, dated February 23, 2006, between CEEG and the Nanjing Branch of China CITIC Bank

19.	Guarantee Agreement, dated January 23, 2006, between CEEG and Nanjing City Commercial Bank

20.	Irrevocable Guarantee, dated March 2, 2006, from CEEG to the Nanjing Branch of China Merchants Bank

21.	Guarantee Agreement, dated March 23, 2006, between CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

22.	Loan Agreement, dated March 8, 2006, by and between NJPV and China Sunergy Co. Ltd. regarding a US$10 million loan to be made to NJPV.

In addition, NJPV has made loans to CEEG and/or CEEG’s subsidiaries, all of which are reflected in the 2005 Accounts (as defined in the Subscription Agreement) and other financial statements provided to the Investors in accordance with the Subscription Agreement.

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EXHIBIT E TO SUBSCRIPTION AGREEMENT

EXHIBIT E

INDEMNIFICATION AGREEMENT

This DIRECTOR INDEMNIFICATION AGREEMENT (this “Agreement”), is made and entered into this 4th day of May, 2006, by and between China Sunergy Co., Ltd., a business company incorporated under the laws of the British Virgin Islands (the “Company” which term shall include, where appropriate, any Entity (as hereinafter defined) controlled directly or indirectly by the Company), and Mark Qiu (the “Indemnitee”).

WHEREAS, the Company wishes for Indemnitee to serve on its Board of Directors (the “Board”) and to provide Indemnitee with specific contractual assurance of Indemnitee’s rights to full indemnification against litigation risks and expenses arising from his or her position as a Director (as defined below); and

WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in serving as a Director.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

SECTION 1

DEFINITIONS

1.1 “Corporate Status” shall mean the status of a person who is serving or has served (i) as a Director, including as a member of any committee of the Board, (ii) in any capacity with respect to any employee benefit plan of the Company, or (iii) as a director, partner, trustee, officer, employee or agent of any other Entity at the request of the Company. For purposes of subsection (iii) of this Section 1.1, an officer or director of the Company who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary (as defined below) shall be deemed to be serving at the request of the Company.

1.2 “Director” shall mean a member of the Board.

1.3 “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

1.4 “Expenses” shall mean all fees, costs and expenses actually and reasonably incurred and of the types customarily incurred in connection with any Proceeding (as defined below), including, without limitation, reasonable attorneys’ fees, disbursements and retainers (including, without limitation, any such fees, disbursements and retainers incurred by Indemnitee pursuant to SECTION 8 and 10.3 of this Agreement), fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses.

1.5 “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld).

1.6 “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, including a proceeding initiated by Indemnitee pursuant to SECTION 10 of this Agreement to enforce Indemnitee’s rights hereunder.

1.7 “Subsidiary” shall mean any Entity of which the Company owns (either directly or through or together with another Subsidiary of the Company) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such Entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such Entity.

SECTION 2

SERVICES OF INDEMNITEE

2.1 In consideration of the Company’s covenants and commitments hereunder, Indemnitee agrees to serve or continue to serve as a Director. However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

SECTION 3

AGREEMENT TO INDEMNIFY

3.1 The Company agrees to indemnify Indemnitee as follows:

(a)	Subject to the exceptions contained in Section 4.1(a) below, if Indemnitee was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of Indemnitee’s Corporate Status, Indemnitee shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by Indemnitee in connection with such Proceeding (referred to herein as “Indemnifiable Expenses” and “Indemnifiable Liabilities,” respectively, and collectively as “Indemnifiable Amounts”).

(b)	To the extent permitted by applicable law and subject to the exceptions contained in Section 4.1(b) below, if Indemnitee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee’s Corporate Status, Indemnitee shall be indemnified by the Company against all Indemnifiable Expenses. Notwithstanding the foregoing, Indemnitee shall have no right to indemnification for Expenses and the payment of the profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

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SECTION 4

EXCEPTIONS TO INDEMNIFICATION

4.1 Indemnitee shall be entitled to indemnification under Sections 3.1(a) and 3.1(b) above in all circumstances other than the following:

(a)	If indemnification is requested under Section 3.1(a) and it has been adjudicated finally by a court of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, Indemnitee failed to act (i) in good faith and (ii) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful, Indemnitee shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b)	If indemnification is requested under Section 3.1(b) and

(i)	it has been adjudicated finally by a court of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, Indemnitee failed to act (A) in good faith and (B) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, Indemnitee shall not be entitled to payment of Indemnifiable Expenses hereunder; or

(ii)	it has been adjudicated finally by a court of competent jurisdiction that Indemnitee is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that Indemnitee received an improper personal benefit, no Indemnifiable Expenses shall be paid with respect to such claim, issue or matter unless the court of law or another court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Indemnifiable Expenses which such court shall deem proper.

(c)	To the extent payment is actually made to the Indemnitee under a valid and collectible insurance policy in respect of Indemnifiable Expenses or Indemnifiable Liabilities in connection with such specific claim, issue or matter, Indemnitee shall not be entitled to payment of Indemnifiable Expenses or Indemnifiable Liabilities, as the case may be, hereunder to the extent such Indemnifiable Expenses or Indemnifiable Liabilities, as the case may be, have been reimbursed or otherwise paid by such insurance policy.

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SECTION 5

PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS

5.1 Indemnitee shall submit to the Company a written request specifying the Indemnifiable Amounts for which Indemnitee seeks payment under SECTION 3 of this Agreement and the basis for the claim. Subject to Section 8, the Company shall pay such Indemnifiable Amounts to Indemnitee within twenty (20) calendar days of receipt of the request. At the request of the Company, Indemnitee shall furnish such documentation and information as are reasonably available to Indemnitee and necessary to establish that Indemnitee is entitled to indemnification hereunder.

SECTION 6

INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL

6.1 Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified against all Expenses reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Agreement, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

SECTION 7

EFFECT OF CERTAIN RESOLUTIONS

7.1 Neither the settlement nor termination of any Proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that Indemnitee is not entitled to indemnification hereunder. In addition, the termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

SECTION 8

AGREEMENT TO ADVANCE EXPENSES; CONDITIONS

8.1 To the extent permitted by applicable law, the Company shall pay to Indemnitee all Indemnifiable Expenses incurred by Indemnitee in connection with any Proceeding, including a Proceeding by or in the right of the Company, in which Indemnitee is involved by reason of such Indemnitee’s Corporate Status, in advance of the final disposition of such Proceeding, as the same are incurred. To the extent required by applicable law or this Agreement, Indemnitee hereby undertakes to repay the amount of Indemnifiable Expenses paid to Indemnitee if it is finally determined by a court of competent jurisdiction that Indemnitee is not entitled under this Agreement to indemnification with respect to such Expenses. This undertaking is an unlimited general obligation of Indemnitee.

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SECTION 9

PROCEDURE FOR ADVANCE PAYMENT OF EXPENSES

9.1 Indemnitee shall submit to the Company a written request specifying the Indemnifiable Expenses for which Indemnitee seeks an advancement under SECTION 8 of this Agreement, together with documentation evidencing that Indemnitee has incurred such Indemnifiable Expenses and the undertaking required by SECTION 8. Payment of Indemnifiable Expenses under SECTION 8 shall be made no later than fifteen calendar days after the Company’s receipt of such request.

SECTION 10

REMEDIES OF INDEMNITEE

10.1 Right to Petition Court. In the event that Indemnitee makes a request for payment of Indemnifiable Amounts under SECTION 3 and SECTION 5 above or a request for an advancement of Indemnifiable Expenses under SECTION 8 and SECTION 9 above and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, Indemnitee may petition a court of law to enforce the Company’s obligations under this Agreement.

10.2 Burden of Proof. In any judicial proceeding brought under Section 10.1 above, the Company shall have the burden of proving that Indemnitee is not entitled to payment of Indemnifiable Amounts hereunder.

10.3 Expenses. The Company agrees to reimburse Indemnitee in full for any Expenses incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under Section 10.1 above, or in connection with any claim or counterclaim brought by the Company in connection therewith, if Indemnitee is successful in whole (or in part, in which case the Company will only reimburse Indemnitee for any such Expenses incurred with respect to the matters with regard to which Indemnitee was successful) in connection with any such action.

10.4 Validity of Agreement. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 10.1 above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement. Notwithstanding the foregoing, the Company and Indemnitee acknowledge that in certain instances, applicable laws may prohibit the Company from indemnifying its Directors and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (“SEC”) of the United States of America (the “U.S.”) has taken the position that indemnification is not permissible for liabilities arising under certain U.S. federal securities laws, and U.S. federal legislation prohibits indemnification for certain Employee Retirement Income Security Act of 1974, as amended (“ERISA”) violations. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

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10.5 Failure to Act Not a Defense. The failure of the Company (including its Board or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 10.1 above, and shall not create a presumption that such payment or advancement is not permissible.

SECTION 11

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

11.1 The Company hereby represents and warrants to Indemnitee as follows:

(a)	Authority. The Company has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Company.

(b)	Enforceability. This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws.

SECTION 12

INSURANCE

12.1 The Company shall, as promptly as practicable following the date hereof, obtain and maintain directors and officers’ liability insurance coverage on terms satisfactory to the Indemnitee of at least $500,000 per occurrence, covering, among other things, violations of federal or state securities laws. The Company shall use its reasonable best efforts prior to any initial public offering of the Company’s capital stock to increase its directors’ and officers’ liability insurance to at least [$10,000,000][to be discussed] per occurrence including coverage of claims under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and shall use its reasonable best efforts to maintain such coverage in effect thereafter. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors.

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SECTION 13

CONTRACT RIGHTS NOT EXCLUSIVE

13.1 The rights to payment of Indemnifiable Amounts and advancement of Indemnifiable Expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law, the Company’s memorandum and articles of association and other organizational documents, or any other agreement, vote of stockholders or the Board (or any committee thereof), or otherwise, both as to action in Indemnitee’s official capacity or Indemnitee’s Corporate Status and as to action in any other capacity as a result of Indemnitee’s serving as a Director.

SECTION 14

SUCCESSORS

14.1 This Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law) and (b) binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of Indemnitee. This Agreement shall continue for the benefit of Indemnitee and such heirs, personal representatives, executors and administrators after Indemnitee has ceased to have Corporate Status.

SECTION 15

SUBROGATION

15.1 In the event of any payment of Indemnifiable Amounts under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of Indemnitee against other persons, and Indemnitee shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

SECTION 16

CHANGE IN LAW

16.1 To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under the terms of the Memorandum and/or Articles of Association of the Company and this Agreement, Indemnitee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

SECTION 17

SEVERABILITY

17.1 Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

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SECTION 18

INDEMNITEE AS PLAINTIFF

18.1 Except as provided in Section 10.3 of this Agreement and in the next sentence, Indemnitee shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by Indemnitee against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless (i) such Proceeding is brought to establish or to enforce a right to indemnification under this Agreement or any other agreement or insurance policy now or hereafter in effect relating to Liabilities, or (ii) such Company has consented to the initiation of such Proceeding. This Section shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

SECTION 19

MODIFICATIONS AND WAIVER

19.1 Except as provided in SECTION 16 above with respect to changes in applicable law which broaden the right of Indemnitee to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver.

SECTION 20

GENERAL NOTICES

20.1 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, to:

Mark Qiu
China Renaissance Capital Investment
Suite 305 - 307
St. George’s Building
2 Ice House Street
Tel: (852) 2521-8013
Fax: (852) 2521-8023
Attention: Hung Shih

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(b)	If to the Company, to:

China Sunergy Co., Ltd.
123 Focheng West Road
Jiangning Economic & Technical Development Zone
Nanjing, RPC
Telephone: 5276-6688
Fax: 5276-6699
Attention:Lu, Tingxiu

or to such other address as may have been furnished in the same manner by any party to the others.

SECTION 21

GOVERNING LAW

21.1 This Agreement shall be governed by and construed and enforced under the laws of the State of New York, the U.S. without giving effect to the provisions thereof relating to conflicts of law.

SECTION 22

COUNTERPARTS

22.1 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic mail in .pdf file format, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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EXHIBIT E TO SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

China Sunergy Co., Ltd.

By:	/s/ Lu Tingxiu
Name:	Lu, Ting Xiu
Title:

Address:	123 Focheng West Road,
Jiangning Economic &
Technical Development Zone,
Nanjing, PRC
Telephone:	(86 25) 5276-6688
Fax:	(86 25) 5276-6699
Attention:	Lu, Tingxiu

/s/ Mark Qiu
Name:	MARK QIU

English Translation

EXHIBIT F

DEED OF UNDERTAKING

To:	CEEG (Nanjing) PV-Tech Co., Ltd.

China Sunergy Co., Ltd.

Exuberance Investment Limited

Gersec Trust Reg.ina Environment Fund 2004, LP

(Collectively as “The Company”)

To whom it may concern:

Whereas China Sunergy Co., Ltd.(hereinafter referred to as “China Sunergy”)shall pay USD 4,046,811 as “Purchasing Price” to Nanjing Xinde Assets Management Co., Ltd.(hereinafter referred to as “Xinde”)for purchasing the shares Xinde holds in CEEG (Nanjing) PV-Tech Co., Ltd.(hereinafter referred to as “Nanjing PV-Tech”).

Whereas Lu Tingxiu (Chinese ID No.: 321124610529353) and Huang Yingchun (Chinese ID No.: 321124750128008) are the legal shareholders of Xinde and holds shares, directly or indirectly, in China Sunergy as the representatives of the original Chinese shareholders of Nanjing PV-Tech.

Whereas Xinde, Lu Tingxiu and Huang Yingchun (collectively as the “Covenanters”) understand and acknowledge hereby that China Sunergy pays the Purchasing Price to Xinde in conformity with the relative laws of China. The rights and interests of Lu Tingxiu and Huang Yingchun in China Sunergy are fully reflected in the shares they hold in China Sunergy through the special purpose companies they establish in British Virgin Islands (“BVI company”).

Now, therefore, it is agreed by the Covenanters unconditionally and irrevocably as follows:

1. Xinde shall apply to settle foreign exchange or renew the certificate of foreign exchange with the relative foreign exchange administration after receipt of the balance of the purchasing price.

2. Xinde shall provide all the Purchasing Price (with no deduction) as entrusted loan (“Entrusted Loan”) to Nanjing PV-Tech through a qualified Chinese bank immediately on and within 3 working days after the date when the Purchasing Price is exchanged to Renminbi of the equivalent value; or provide all the Purchasing Price (with no deduction) to Nanjing PV-Tech (“Provided Loan”) by other means. The Company, any of its shareholders and other related entities shall not pay any consideration for obtaining such amounts.

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3. In case Xinde provides all the Purchasing Price to Nanjing PV-Tech by means of entrusted loan, Xinde shall, to the extent permissible under the Chinese laws and the consent of the Company, take any applicable measures to waive, exempt, offset or eliminate, as immediately as possible, the creditor’s rights or other rights to Nanjing PV-Tech arising from the entrusted loan and ensure the Company, any of its shareholders and other related entities do not need to repay the entrusted loan and the creditor’s right or other rights arising therefrom. In any case, any covenantor may or shall not ask Nanjing PV-Tech to pay or recover in any form the entrusted loan or provided loan, as the case may be, or the creditors’ right or other rights arising therefrom.

4. Xinde shall immediately apply to cancel its registration after the creditor’ right to Nanjing PV-Tech arising from the entrusted loan is waived, exempted, offset or eliminated or the provided loan is provided to Nanjing PV-Tech. The Covenanters shall undertake that Xinde shall not produce any other debts or creditor’s right (including occurred or contingent) other than the entrusted loan or the creditor’s right arising therefrom (if applicable) and ensure any third-party creditor has no any legal ground to ask Nanjing PV-Tech to repay the entrusted loan or provided loan, as the case may be or the debts and other rights arising therefrom.

5. The Covenanters shall undertake that all BVI companies shall implement and complete relative matters strictly in accordance with the share subscription agreement and the appendixes under the deed.

6. The Covenanters shall undertake that Xinde bears any and all taxes arising out of the activities set out in the above 1 to 5 clauses in accordance with the applicable laws, and may not deduct in any form from the Purchasing Price or use any Purchasing Price to pay taxes to ensure Nanjing PV-Tech to obtain the full Purchasing Price as provided in the above Clause 2.

7. In case of any expense, liabilities, obligations, compensation or loss incurred by the Company and its other shareholders and related entities due to, resulting from or relating to the breach of the deed by any Covenantor, the Covenantor shall compensate for the Company and its other shareholders and related entities, as the case may be for the expenses, liabilities, obligations, compensation or loss mentioned above and prevent the Company and its other shareholders and related entities from any losses.

8. The deed of undertaking comes into force on the day it is signed by the Covenanters to the Company. It is legally binding or effective upon the Covenanters. Unless the Company consents by writing, the deed of undertaking shall remain in force until the entrusted loan or the provided loan, as the case may be, and the creditor’s right and other rights arising therefrom are fully paid and any third party has no any legal ground to ask Nanjing PV-Tech to pay the entrusted loan or provided loan, as the case may be, and the creditor’s right and other rights arising therefrom.

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9. The deed of undertaking shall be governed and construed by the laws of the People’s Republic of China.

Appendix: Equity Subscription Agreement

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Covenanters:

For and on behalf of
Nanjing Xinde Assets Management Co., Ltd.
(Seal)

/s/ Lu Tingxiu
Name:
Title:

/s/ Lu Tingxiu
Lu Tingxiu

Date: May 4, 2006

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/s/ Huang Yingchun
Huang Yingchun

Date: May 4, 2006

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Confirmed and accepted by:

For and on behalf of
China Sunergy Co., Ltd.

/s/ Lu Tingxiu
Name: Lu Tingxiu
Title: Director

Date: May 4, 2006

4

For and on behalf of
CEEG (Nanjing) PV-Tech Co., Ltd.
(Seal)

/s/ Lu Tingxiu
Name:
Title:

Date: May 4, 2006

For and on behalf of
Exuberance Investment Limited

/s/ Qiu Zilei
Name:	Qiu Zilei
Title:	Director

For and on behalf of
Gersec Trust Reg

/s/ Germano Valle
Name:	GERMANO VALLE
Title:	TRUSTEE

For and on behalf of
China Environment Fund 2004, LP

/s/ Donald Ye
Name:	Donald Ye
Title:	Director

Date:	May 4, 2006

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EXHIBIT G TO SUBSCRIPTION AGREEMENT

EXHIBIT G

FORM OF OFFSHORE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

BETWEEN

CHINA SUNERGY CO., LTD.

AND

Dated May 4, 2006

EXHIBIT G TO SUBSCRIPTION AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 4, 2006, is entered into by and between CHINA SUNERGY CO., LTD., a British Virgin Islands corporation (the “Company”), and                      (“Executive”), and shall become effective as of the date hereof (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such continued employment on and after the Effective Date and considers it essential to its best interests and the best interests of its shareholders to foster the employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive desires and is willing to continue such employment with the Company and to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

(a) Definitions. For the purposes of this Agreement:

“Group” means the Company and any company which is for the time being and from time to time, the holding company, parent, subsidiary or Affiliate of the Company.

“Affiliate” of a Person (the “Subject Person”) means any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Person”, for the purpose of this Agreement, means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity.

(b) Term of Employment. Subject to the provisions of Section (h) of this Agreement, this Agreement shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the fifth (5th) anniversary of the Effective Date (the “Initial Term”); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the “Employment Term”).

(c) Position.

(i) Executive shall serve as the                      of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”). Executive shall report to [for CEO: the Board][for others: the Company’s Chief Executive Officer].

(ii) During the Employment Term, Executive will devote his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

(iii) The Executive shall also be or act as the                      of CEEG Nanjing PV-tech Co., Ltd. (“NJPV”), or such other managerial position or positions with the Company or any of its subsidiaries or Affiliates as shall hereafter be designated by the Board without additional or further remuneration or compensation, and unless otherwise determined by the Board, shall have such authority and powers commensurate with his positions(s).

(d) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of [$            ], payable in regular installments in accordance with the Company’s usual payroll practices. The Board may from time to time review and increase the Base Salary in its sole discretion. During the Employment Term, the Executive shall be eligible for any bonus program approved by the Board for the benefit of the senior executives of the Company; provided however, that the foregoing shall not create any presumption that a bonus will actually be granted by the Company to the Executive.

(e) Employee Benefits. During the Employment Term, Executive shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company.

(f) Vacation. Executive shall be entitled to four (4) weeks annual paid vacation in accordance with the vacation accrual policy of the Company.

(g) Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

(h) Termination. Notwithstanding any other provision of this Agreement:

(i) For Cause by the Company. The Employment Term, and Executive’s employment hereunder, may be terminated at any time by the Company for “Cause” (as defined below) upon delivery of a “Notice of Termination” (as defined in Section (h)(v)) by the Company to Executive. For purposes of this Agreement, “Cause” shall mean, in each case, as reasonably determined by the Board: (i) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) Executive’s willful dishonesty towards the Company; (iii) Executive’s willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and Executive neglects to cure such a failure to the reasonable satisfaction of the Board within fifteen (15) days following receipt of such written demand; (iv) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations or his material breach of this Agreement; (v) Executive’s theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) Executive’s habitual intoxication or continued abuse of illegal drugs which materially interferes with Executive’s ability to perform his assigned duties and responsibilities.

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If Executive is terminated for Cause pursuant to this Section (h)(i), he shall be entitled to receive only his Base Salary and authorized benefits through the date of termination and he shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination of employment for Cause pursuant to this Section (h)(i) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(ii) Disability or Death. The Employment Term, and Executive’s employment hereunder, shall terminate immediately upon his death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”). Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive his Base Salary through the date of termination and any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs. Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

(iii) Without Cause by the Company or for Good Reason by Executive. The Employment Term, and Executive’s employment hereunder, may be terminated by the Company without Cause (other than by reason of Executive’s Disability) or by Executive for “Good Reason” (as defined below) following the delivery of a Notice of Termination to the other party. If Executive’s employment is terminated by the Company without Cause (other than by reason of Disability) or by Executive for Good Reason, Executive shall receive, within thirty (30) days following termination, a lump sum payment of (i) any earned but unpaid Base Salary through the date of termination and (ii) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs. In addition, subject to Executive’s compliance with Sections(i), (j) and (k), Executive shall continue to receive in bi-weekly installments the Base Salary Executive would have otherwise received through the first (1st) anniversary of the date of termination, in the case of termination by the Company without Cause, or through the sixth (6th) month anniversary of the date of termination in the case of termination by Executive for Good Reason; provided, however, that if necessary to avoid additional or accelerated taxation pursuant to Section 409A of the Code, Executive will receive the first twelve (12) installments of the foregoing payments on the six-month anniversary of the date of his termination in a lump sum payment and the remainder of such payments, if any, shall thereafter be paid in bi-weekly installments through the first anniversary of the date of termination. Executive shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following a termination pursuant to this Section (h)(iii) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company. If Executive’s employment is terminated pursuant to this Section (h)(iii), the continued payment of Base Salary shall be subject to Employee’s execution of a release in favor of the Company, its affiliates and their respective officers, directors and employees in such form as may be required by the Company.

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For purposes of this Agreement, “Good Reason” means:

(1) Any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(2) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of any event set forth in Section (h)(i), (ii) or (iv); or

(3) any failure by the Company to comply with the provisions of Section (d) of this Agreement;

I. provided that a termination by Executive with Good Reason shall be effective only if, within thirty (30) days following the delivery of a Notice of Termination for Good Reason by Executive to the Company, the Company has failed to cure the circumstances giving rise to Good Reason.

(iv) Termination by Executive without Good Reason. The Employment Term, and Executive’s employment hereunder, may be terminated by Executive without Good Reason following the delivery of a Notice of Termination to the Company. Upon a termination by Executive pursuant to this Section (h)(iv), Executive shall be entitled to his Base Salary through the date of such termination and he shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following termination pursuant to this Section (h)(iv) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

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(v) Notice of Termination. Any purported termination of employment by the Company or Executive (other than on account of the death of Executive) shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 14(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive’s employment shall be the date so stated in the Notice of Termination and shall be no less than thirty (30) days following the delivery of a Notice of Termination; except that in the case of a termination by the Company for Cause in accordance with the terms of Section 8(a) hereof, in which case the date of termination of Executive’s employment may be, at the sole discretion of the Company, be the same date as the delivery of the Notice of Termination

(i) Non-Competition/Non-Solicitation.

(i) Executive acknowledges and recognizes the highly competitive nature of the “Business” (as defined below) of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(1)(A) The term “Business” means the manufacturing, whether directly by the Company or through its various subsidiaries or Affiliates (including without limitation NJPV), of photovoltaic cells and such other related business activities as the Company may engage in from time to time; (B) the Business is conducted primarily in the People’s Republic of China (“China” or the “PRC”); (C) Executive has intimate and valuable knowledge of the Business, as well as technical, financial, customer, supplier and other confidential information related to the Business, which, if exploited by Executive in contravention of the terms of this Agreement, would seriously, adversely and irreparably affect the ability of the Company to continue the Business; (D) the agreements and covenants contained in this Agreement, as they relate to the Business and otherwise, have been determined by the Company to be essential to protect the Business and goodwill of the Company; (E) for purposes of this Section 9, the Company shall be construed to include the Company and its subsidiaries and affiliates; and (F) Executive has the means to support himself and his dependents other than by engaging in the Business, and the provisions of this Agreement will not impair such ability in any manner whatsoever.

(2) During the Employment Term and until the third anniversary of the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not directly or indirectly, (A) engage in the Business for Executive’s own account in China, (B) enter the employ of, or render any services to, any person engaged in the Business in the PRC or (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in the Business in the PRC, directly or indirectly (and whether or not for compensation), as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of, or consultants to, the Company.

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(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person engaged in the Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 1% or more of any class of securities of such person.

(4) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company, or directly or indirectly hire, any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the one year preceding such activity without the Company’s written consent.

(ii) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(j) Nondisparagement. Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

(k) Confidentiality. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company or its affiliates; provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 11, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its subsidiaries, affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof). Upon termination of Executive’s employment with the Company and its affiliates, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information, including all copies thereto.

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(l) Assignment of Inventions.

(i) Exhibit A hereto lists all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive, which relate to the Company’s Business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions.

(ii) If in the course of his employment with the Company, the Executive incorporates into a product, process or machine of the Company and/or any other member of the Group a Prior Invention owned by him or in which he have an interest, the Company and/or any member of the Group is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(iii) The Executive shall promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign, free or charge, to the Company, or its designee, all the right, title, and interest he may have in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, Confidential Information, any other work’s information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during his employment with the Company (collectively referred to as “Inventions”), except as provided in Section 12(j) below.

(iv) The Executive acknowledges that the Company, or its designee, has the absolute title, right or interest in and to any and all original inventions or works of authorship which are made by him, as an employee, (solely or jointly with others) within the scope of and during the period of the employment with the Company and which inventions and works are the “service invention-creation” and “works made for hire” as defined under applicable law. If any one or more of the aforementioned Inventions can be protected by copyright and are not considered to be “service invention-creation” or “works made for hire” as defined under applicable law, such items shall be deemed to be assigned and transferred completely and exclusively to the Company, or its designee, by virtue of the execution of this Agreement by the Executive.

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(v) The Executive acknowledges that the decision whether or not to commercialize or market any invention developed by him solely or jointly with others is within the Company’ sole discretion and for the sole benefit of the Company and/or any other member of the Group, and that no royalty will be due to the Executive as a result of the Company’s efforts (or the efforts of any member of the Group) to commercialize or market any such Invention.

(vi) The Executive shall keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(vii) The Executive shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s (or its designee’s) rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, and to do all other things reasonably requested by the Company, or its designee, (both during and after the term of this Agreement) in order to vest more fully in the Company, or its designee, all ownership rights in the Inventions.

(viii) If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States, PRC or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as set forth above, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(ix) With respect to Inventions that are not considered as “service invention-creation” or “works made for hire” under applicable law, to the extent that any application, registration or other governmental processes may be required in order to protect the Company’s, or its designee’s ownership of any Inventions, the Executive hereby grants the Company, or its designee, an irrevocable power of attorney to execute all documents and do all acts in his name as the Company, or its designee, may deem necessary or advisable to effect such processes and agrees to diligently and faithfully assist the Company, or its designee, in effecting such processes.

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(x) Any assignment of any Inventions under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights exist, the Executive hereby waives such Moral Rights and consent to any action of the Company, or its designee, that would violate such Moral Rights in the absence of such consent. The Executive hereby covenants to confirm any such waivers and consents from time to time as requested by the Company, or its designee.

(xi) In respect of any inventions which are not Inventions but which relate to the business of the Company or Group, the Company or any member of the Group shall have a pre-emptive right to acquire for itself or its nominee all or any part (at the Company’s option) of the Executive’s rights therein within three (3) months of their disclosure by the Executive to the Company under Section 12(c) above on such terms as shall be agreed by the Company and Executive. In the event that the Company or any member of the Group decides not to acquire such inventions, the Executive hereby grants to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such other inventions that are within the scope of the actual and anticipated business of the Company or the Group.

(m) Enforcement of Restrictive Covenants. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9, 10, 11 or 12 herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon a violation by Executive of Section 9, 10, 11 or 12, as determined in good faith by the Board, all payments remaining due to Executive pursuant to Section 8(c), if applicable, shall immediately cease.

(n) Miscellaneous.

(i) Acceptance. Executive hereby represents that his performance and execution of this Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

(ii) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES OF AMERICA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 14(d)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

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(iii) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(iv) Arbitration; Legal Fees. Except to the extent contemplated by Section 13, any dispute, controversy or other claim arising out of or relating to (i) this Agreement, or (ii) Executive’s employment with the Company shall be resolved by binding confidential arbitration before a single arbitrator, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator, if applicable, equally.

(v) Entire Agreement/Effectiveness of this Agreement. This Agreement, constitute the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter thereof, Executive hereby acknowledges and agrees that the Prior Employment Agreement shall terminate as of immediately prior to the Effective Date and Executive shall have no further rights thereunder and the Company and its affiliates shall have no further obligations thereunder.

(vi) Amendments. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Sections 9, 10, 11, 12 and 13 survive the termination of this Agreement and the termination of Executive’s employment with the Company, except as otherwise specifically stated therein.

(vii) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(viii) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(ix) Assignment. Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement. This Agreement may be assigned by the Company to any successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.

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(x) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given seven (7) days after the date of deposit in the United States mail.

If to Executive, to:

If to the Company, to:

123 Focheng West Road Jiangning Economic & Technical

Development Zone Nanjing, PRC 211100

Facsimile: 0086 - 25 - 52766699

Attention: Lu Tingxiu

(xi) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(xii) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or the Company.

(xiii) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHINA SUNERGY CO., LTD.

By:	/s/ Lu Tingxiu
Name:	Lu, Tingxiu
Title:

EXECUTIVE

/s/

Schedule

Senior Executive Officer
1	Zhao Jianhua
2	Wang Aihua
3	Zhang Fengming

English Translation

EXHIBIT H

FORM OF

ONSHORE EMPLOYMENT AGREEMENT

Confidentiality, Non-compete and Intellectual Property Transfer Agreement

Between

CEEG (Nanjing) PV-Tech Co., Ltd.

And

[                    ]

Dated May 4, 2006

THIS CONFIDENTIALITY, NON-COMPETE AND INTELLECTUAL PROPERTY TRANSFER AGREEMENT (this “Agreement”), dated as of May 4, 2006, is entered into by and between CEEG (Nanjing) PV-Tech Co., Ltd., a limited company incorporated in Nanjing, Jiangsu Province and existing under the laws of the People’s Republic of China (the “Company”), and                      (the “Employee”), In the Agreement, Company shall include the parent company, the Company (or the Company after change of organization form or shareholder) and all the related companies of the Company.

Whereas the Company signed the employment contract with the Employee on                      2006 and appointed the Employee as                      (Title);

Whereas the Employee acknowledges that his or her position has access to the business and technology information of the Company which is confidential and is the property of the Company. The information may be from time to time disclosed to him and her in the performance of his or her duties;

Whereas the Employee acknowledges, disclosure of any confidential information of the Company to its present or potential competitors shall put the Company at serious disadvantage in competition and cause damage to the business of the Company.

Whereas the Employee further acknowledges the Employee, if leaving the Company and working for other companies that compete with the Company, shall cause serious losses to the Company.

Whereas both parties wish to enter into the agreement on the matters of confidentiality, non-compete and intellectual property transfer.

Now, therefore, the parties agree as follows:

1. Covenants on Disclosure

The Employee agrees not to disclose directly or indirectly to any person, company, enterprise, partnership organization or other enterprises any confidential or proprietary information (technical, financial, marketing, etc.)(hereinafter referred to as “Confidential Information”) related to the Company, its parent company, affiliated company, related company, intra-group companies and any other companies related with the Company in business or contracts in his or her service in the Company or [three (3)] years after the employment terminates. In case of (A) use or disclosure of the confidential information in reasonable performance of his or her duties for the Company, and (B) use or disclosure in conformity with the laws and the legally enforceable orders, the contents disclosed shall be limited to the scope subject to the laws and the legally enforceable orders and the Employee shall inform the Company before use and disclosure for the Company to take appropriate protective measures.

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The “Confidential Information” herein refers to any tangible or intangible information or materials which are the proprietary and confidential information of the Company and the Employee has access to during or due to his or her employment. The above information is regarded as the confidential information whether it is owned or developed by the Company.

The Confidential Information includes but not limited to the information, development, business secret, know-how, invention (with patent right or not), personnel information, customer information, technical materials, program and regulation system, diagram, experiment notes, testing program, software design and structure, computer data, internal documents, design and function specification, problem, other report, analysis and performance information, software document, other technologies, business, service, product, market, marketing, plan, strategy, research, finance or other information relating to the Company or any of its customers, consultants or licensees.

The Confidential Information does not include (i) the information or materials which are already made public before the information or materials are disclosed to the Employee; (ii) the information or materials which are made public not because of the fault of the Employee after the information or materials are disclosed to the Employee; (iii) the information or materials that is in possession of the Employee when the information or materials are disclosed to the Employee and the Employee does not bear any confidential obligation to the Company; (iv) the information or materials the Employee obtains through the third party on the premise that any confidential obligations are not violated.

Upon the termination of the Employee’s employment or any time the Company may request, the Employee shall deliver to the Company all memos, notes, plans, records, reports, computer tapes, software, other document, data and all copies thereof relating to the confidential information, intellectual property right (as defined in Section 5) or the business of the Company.

2. Non-Compete

In consideration of the Company pays salary to the Employee in accordance with Chinese laws, the Employee undertakes not to or make others obtain practical interest or position in any person, company, enterprise, partnership organization or other entities that compete with the Company or provide any consulting service or other assistance to such person, company, enterprise, partnership organization or other entities within his or her service in the Company or 3 years after leaving the Company within the framework of relative laws of China. The Employee also undertakes not to or allow his affiliates to independently operate any business that competes with the Company within his or her service in the Company or 3 years after leaving the Company. Notwithstanding, the Company shall not or allow his affiliates to (x) independently operate the same or similar businesses that compete with the business of the Company; (y) accept or obtain any practical interest or position in any person, company, enterprise, partnership organization or other entities that compete with the Company; or (z) in any form cause competition with the business of the Company within his or her service in the Company or 3 years after leaving the Company. In the agreement, any affiliate of any person or entity shall include (i) any type of organizations where the person or entity serves as executive, director or partner or holds, directly or indirectly, 10% or more practical interest; (ii) any trust or other properties of which the person or entity has significant interest or acts as trustee (or similar position), and (iii) any relative, spouse or the relatives thereof who live together with the person or who serve as director or executive in the above mentioned entities or its parent company or subsidiaries. In the section, “business of the Company” includes any business which accounts for at no less than 30% of the turnover or total profit of the Company within 6 months before the termination of employment. The Employee shall perform all other duties within the framework of relative laws and regulations of China that is then effective even though the above obligations are not executable under the laws and regulations of China that is then effective. If the Company shall pay consideration according to the relative laws and regulations of China that is then effective, the Company may select to pay in accordance with the lowest standard as stipulated by the relative laws and regulations of China that is then effective.

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Without prejudice to the generality of the above terms, in accordance with the current effective Jiangsu Labor Contract Ordinance, the Employee shall fulfill all the above-mentioned duties within his or her service in the Company, and under the pre-condition that the Company has paid the Employee annual economic compensation equivalent to one third of the salary the Employee obtains during the last 12 months when he serves the Company, the Employee shall fulfill all the above-mentioned obligations. The provisions specified in this paragraph shall be amended automatically according to the amendments to the applicable laws and regulations.

3. Non Solicitation of other Employees

The Employee shall not, within his or her service in the Company or [three (3) ] years after the employment terminates, incite, allure, encourage or facilitate by other means (a) any other executive or employees to terminate the employment with the Company; (b) any consultant, independent contractor, agent, customer, representative, seller or supplier to terminate their relationship with the Company or the business or employment with other individuals or entities except those actions taken during the performance of his or her duties within his or her service in the Company.

4. Proprietorship of Intellectual Property Right

The Employee agrees that the findings, invention, innovation, improvement, development, approach, design, diagram, analysis, report and all the practical or expected businesses, similar or related materials and other proprietary intellectual property rights (“Intellectual Property Right”, whether be patent, business secret or other legal rights) relating to the Company’s past, present or future products or services all belong to the Company. The Employee undertakes to cooperate to the best of his/her ability with the Company to procure the Company to obtain the complete right to intellectual property without any defect.

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5. Transfer of Intellectual Property Right

The Employee hereby undertakes to transfer, permanently (or the longest term according to the law) and free of charge, his proprietorship and interests to the intellectual property rights which the Employee possessed, held or under his or her control and put into use or all the intellectual property rights the Employee developed and provided for use in or relating to the business of the Company, and the Employee hereby waive the rights to the Company. The Employee hereby undertakes to take any further action required by the Company including but not limited to signing any necessary documents or completing any applicable legal procedures to perform the above transfer.

6. Remedies for Breach of Contract

The Employee acknowledges the Company shall or may suffer serious damage or loss should the above obligations be violated. The Employee agrees that should the above obligations be violated or threatened, the Company shall have the right to seek instructive or injunction legal remedies in the courts aside from other legal remedies such as economic compensation.

7. Compliance with Laws

The Agreement shall be governed and construed by the laws of the People’s Republic of China. All disputes arising from the Agreement shall be governed by the courts in China. The plenary has the right to file suit in any courts in Nanjing of China.

8. Severability

The invalidity, illegality or unenforceability of any clause of this Agreement in any jurisdiction shall only result in the invalidity, illegality or unenforceability of such clause in such jurisdiction, without prejudice to the validity, legality and enforceability of other clauses in this jurisdiction or any clause hereof in other jurisdiction, and such invalid, illegal or unenforceable clause shall be replaced by a valid, legal and enforceable clause that reflect the parties’ intention to the most extent.

9. Notices

All notices and other correspondences required or permitted to be given or made under the Agreement shall be in writing and delivered in person, by express courier or facsimile.

For the Company:

Add:	No. 123 Focheng West Road Jiangning Economic & Technical Development Zone Nanjing
Recipient:	Lu Tingxiu
Tel:	0086-25-52766698
Fax:	0086-25-52766699

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For the Employee:

Add:	No. 123 Focheng West Road Jiangning Economic & Technical Development Zone Nanjing
Recipient:
Tel:
Fax:	0086-25-52766699

All the notices or other correspondences shall be deemed to have been delivered (a) in the case of personal delivery, when delivered to the addressee’s address, (b) in the case of dispatch by express courier, five business day following such dispatch and (c) in the case of fax, when acknowledged by the addressee. The address can be modified by sending notices according to the Section 10 hereof.

10. Amendment and Waiver

The Agreement shall not be amended or changed until every party agrees by written consent, but the Company has the right to reduce the term of confidentiality and non-compete stipulated in the Agreement without the consent of the Employee. The above said “term of confidentiality and non-compete” refers to the aforementioned term of employment and 3 years after the employment. Should the Company reduce the term of confidentiality and non-compete under this Section 10, the Company can give economic compensation for its adjusted term of confidentiality and non-compete in accordance with the relative provisions in the Jiangsu Labor Contract Ordinance. In case any party delays or fails to execute any right or remedy under the Agreement or arising out of the breach by the other party, the right and remedy shall not be damaged or it shall be deemed as waiver or consent of the breach. Any waiver, being similar or not, shall not be deemed as waiver of other breaches occurring therebefore or thereafter. The waiver of any terms and conditions shall be carried out in writing by the party who are favored by the terms and conditions. Any waiver of breach shall not influence the Agreement and any terms and conditions shall remain in effect upon other or later breaches.

11. Copies

The Agreement may be signed in one or more counterparts. Each counterpart shall be taken as original. All the counterpart shall constitute an integral Agreement.

12. Titles

The titles of all sections are for reference only and are not to restrict or affect the meaning of the sections.

13. Language

The agreement shall be signed in Chinese.

14. Effective Date

The Agreement shall come into force on the day it is signed by the duly authorized representative of the Company and the Employee.

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In witness whereof, the parties hereto have caused this Confidentiality, Non-Compete And Intellectual Property Transfer Agreement to be executed by the parties hereto on the date specified on the first page.

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CEEG (Nanjing) PV-Tech Co., Ltd. (seal)

Represented by:	/s/ Lu Tingxiu
Name:
Time:

[ ]

Signature:	/s/
Name:
ID No. (or Passport No.):
Permanent Address:

Schedule

No.	Officers
1	Tingxiu Lu
2	Jianhua Zhao
3	Guangyou Yin
4	Fengming Zhang
5	Aihua Wang
6	Chengrong Xu
7	Zhiping Zhu

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English Translation

EXHIBIT I

CEEG UNDERTAKING

To:	China Sunergy Co., Ltd.
CEEG (Nanjing) PV-Tech Co., Ltd.
Exuberance Investment Limited
Gersec Trust Reg.
China Environment Fund 2004, LP
(Collectively as “The Company”)

To whom it may concern:

This undertaking is made in accordance with the share subscription agreement (hereinafter referred to as “Subscription Agreement”) entered into by and between the Company and the controlling shareholder of China Electrical Equipment Group Co., Ltd. (hereinafter referred to as the “Covenantor”) on April 4, 2006. The terms used by the undertaking shall have the same meaning defined in the Subscription Agreement unless otherwise specified herein.

Whereas, as stipulated in the Subscription Agreement, the Covenantor presents the understanding to the Company constitutes one of the preconditions for the investor to purchase B series preference stock from China Sunergy Co., Ltd. (hereinafter referred to as “China Sunergy”).

Whereas the Covenantor is the related party of China Sunergy and CEEG (Nanjing) PV-Tech Co., Ltd. (“Nanjing PV-Tech”) and acknowledges the development of China Sunergy and Nanjing PV-Tech is in line with its interests and hopes to promote the development and operation of Nanjing PV-Tech.

Now, therefore, the Covenantor agrees unconditionally and irrevocably as follows:

1. The Covenantor shall, after the date of closing, continuously and constantly provide Nanjing PV-Tech with full-amount warranty or guarantees in other forms for any and all commercial bank loan (“Bank Loan”) and line of credit (“Line of Credit”) balance on the date of closing, and take any and all necessary measures to prevent the total bank loan and line of credit balance of Nanjing PV-Tech from reducing. The parties hereto acknowledges hereby that the above mentioned bank loan balance is RMB 330,000,000 and the line of credit balance is EUR3,000,000 and USD 6,780,000.

2. The Covenantor shall undertake that the terms and conditions for the bank loan and line of credit obtained by Nanjing PV-Tech after day of transfer under the above Clause 1 shall not be less favorable than the terms and conditions for the loan and line of credit the banks of the same type stipulate for the date of closing unless otherwise stipulated by the laws or the regulations or policies of the People’s Bank of China.

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3. In case of any expense, liabilities, obligations, compensation or loss incurred by the Company due to, resulting from or relating to the breach of the undertaking by any Covenantor, the Covenantor shall compensate for the Company for the expenses, liabilities, obligations, compensation or loss mentioned above and prevent the Company from any losses.

4. The undertaking shall come into force on the day it is signed by Covenantor to the Company. It is legally binding or effective upon the Covenantor. The undertaking shall be in effect for one year after the date of closing.

5. The undertaking shall be governed and construed by the laws of the People’s Republic of China.

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Covenantor:

For and on behalf of

China Electric Equipment Group Co., Ltd. (CEEG)

(Seal)

/s/ Lu Tingxiu
Name:
Title:

Date: May 4, 2006

Confirmed and accepted by:

For and on behalf of

China Sunergy Co., Ltd.

/s/ Lu Tingxiu
Name: Lu Tingxiu
Title: Director

Date: May 4, 2006

2

For and on behalf of

CEEG (Nanjing) PV-Tech Co., Ltd.

(Seal)

/s/ Lu Tingxiu
Name:
Title:

Date: May 4, 2006

3

For and on behalf of

Exuberance Investment Limited

/s/ Qiu Zilei
Name: Qiu Zilei
Title: Director

Date: May 4, 2006

4

For and on behalf of

Gersec Trust Reg.

/s/ Germano Valle
Name: GERMANO VALLE
Title: TRUSTEE

For and on behalf of

China Environment Fund 2004, LP

/s/ Donald Ye
Name: Donald Ye
Title: Director

Date: May 4, 2006

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